Exhibit 10.1

[EXECUTION COPY]

PUBLISHED CUSIP NUMBER 01736CAA0 PUBLISHED ISIN NUMBER US01736CAA09

PUBLISHED CUSIP NUMBER (REVOLVING COMMITMENTS) 01736CAB8 PUBLISHED ISIN NUMBER (REVOLVING COMMITMENTS) US01736CAB81	PUBLISHED CUSIP NUMBER (TERM COMMITMENTS) 01736CAC6 PUBLISHED ISIN NUMBER (TERM COMMITMENTS) US01736CAC64

$300,000,000

CREDIT AGREEMENT

Dated as of March 8, 2004

Among

ALLEGHENY ENERGY, INC.,

as Borrower

and

THE INITIAL LENDERS AND INITIAL ISSUING BANK NAMED HEREIN,

as Initial Lenders and Initial Issuing Bank

and

CITICORP NORTH AMERICA, INC.,

as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.,	SCOTIA CAPITAL (USA) INC.,
as Joint Lead Arranger and Joint Book Runner	as Joint Lead Arranger, Joint Book Runner and Syndication Agent

BANK OF AMERICA, N.A.,	J.P. MORGAN CHASE BANK,	CREDIT SUISSE FIRST BOSTON,
as Co-Documentation Agent	as Co-Documentation Agent	acting through its Cayman Islands Branch, as Co-Documentation Agent

T A B L E  O F  C O N T E N T S

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SCHEDULES

Schedule I	-	Existing AYE Debt, Existing Lenders and Existing AYE Debt Documents
Schedule II	-	Commitments and Applicable Lending Offices

Schedule 1.01(a)	-	Existing L/Cs
Schedule 4.01(a)	-	Non-Contravention Disclosure
Schedule 4.01(b)	-	Jurisdictions in which Borrower Conducts Business
Schedule 4.01(c)	-	Governmental Approvals and Filings
Schedule 4.01(e)	-	Disclosed Litigation
Schedule 4.01(f)	-	Disclosed Information
Schedule 4.01(l)	-	Certain Environmental Matters
Schedule 4.01(q)	-	Existing Debt
Schedule 4.01(r)	-	Existing Liens
Schedule 4.01(s)	-	Investments
Schedule 4.01(u)	-	Material Contracts
Schedule 5.02(a)	-	Existing Liens
Schedule 5.02(c)	-	Incidental Businesses

EXHIBITS

Exhibit A	-	Forms of Notes
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance

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CREDIT AGREEMENT

CREDIT AGREEMENT dated as of March 8, 2004 (as amended, modified or otherwise supplemented from time to time in accordance with its terms, this “Agreement”), among ALLEGHENY ENERGY, INC., a Maryland corporation (the “Borrower”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders (the “Initial Lenders”), THE BANK OF NOVA SCOTIA (“BNS”), as the initial issuing bank for the letters of credit pursuant to this Agreement (in such capacity, the “Initial Issuing Bank” and, together with the Initial Lenders, the “Initial Lender Parties”), CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as Joint Lead Arranger and Joint Book Runner, SCOTIA CAPITAL (USA) INC. (“Scotia”), as Joint Lead Arranger, Joint Book Runner and Syndication Agent, JPMORGAN CHASE BANK (“JPMC”), as Co-Documentation Agent, CREDIT SUISSE FIRST BOSTON (“CSFB”), acting through its Cayman Islands Branch, as Co-Documentation Agent, BANK OF AMERICA, N.A. (“BofA”), as Co-Documentation Agent, CITICORP NORTH AMERICA, INC. (“CNAI”), not in its individual capacity except as expressly set forth hereunder but solely as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS

(1) The Borrower is indebted to certain banks and financial institutions (the “Existing Lenders”) pursuant to that certain credit agreement dated as of February 21, 2003 (the “Existing Credit Agreement”), and the aggregate principal amount owed by the Borrower, if any, as of the date hereof to each Existing Lender under the Existing Credit Agreement is set forth in Part A of Schedule I opposite the name of such Existing Lender and such Borrower (all such amounts, collectively, the “Existing AYE Debt”).

(2) Allegheny Energy Supply Company, LLC, a Delaware limited liability company (“AESC”) is indebted to certain banks and financial institutions pursuant to that certain Credit Agreement, dated as of February 21, 2003 (the “Springdale Credit Agreement”), among the Borrower, the financial institutions party thereto as lenders (the “Existing Springdale Lenders”) and The Bank of Nova Scotia, as agent.

(3) The Existing Springdale Lenders have entered into an Assignment Agreement, dated as of the date hereof (the “Assignment Agreement”), pursuant to which all rights, title, interests, benefits and obligations of the Existing Springdale Lenders under the Springdale Credit Agreement are to be assigned and transferred to certain other banks and financial institutions (the “AESC Term B Lenders”) and CNAI has agreed to become a successor administrative agent under the Springdale Credit Agreement upon the terms and conditions set forth in the Assignment Agreement (such assignment and transfer, the “Transfer”).

(4) AESC has requested (a) that the AESC Term B Lenders agree to amend and restate the Springdale Credit Agreement so as to (i) refinance and continue a certain portion of the loans outstanding thereunder and (ii) make additional loans available to AESC, all in an aggregate amount not to exceed up to $750,000,000 on the Closing Date (as hereinafter defined)

and (b) that certain banks and financial institutions (the “AESC Term C Lenders”) establish a senior secured loan facility in an aggregate amount of up to $500,000,000, both facilities in favor of AESC to refinance or continue certain existing indebtedness of AESC.

(5) The Existing L/Cs (as hereinafter defined) are outstanding and shall be replaced by the Initial Issuing Bank as set forth hereunder.

(6) The Borrower has requested that the Initial Lender Parties establish (a) a senior unsecured revolving credit facility in the aggregate amount of $200,000,000 in favor of the Borrower, with up to $100,000,000 thereof to be made available to the Borrower in the form of one or more Letters of Credit (as hereinafter defined), and (b) a senior unsecured term credit facility in the aggregate amount of $100,000,000 in favor of the Borrower to be made available to the Borrower on the Closing Date (as hereinafter defined). The Initial Lender Parties have indicated their willingness to provide such financing on the terms and conditions of this Agreement and the other Loan Documents (as hereinafter defined).

(7) The proceeds of the Facilities (as hereinafter defined) shall be used (a) on the Closing Date (as hereinafter defined) to (i) refinance the aggregate principal amount outstanding under the Existing Credit Agreement, and (ii) replace the Existing L/Cs, and (b) after the Closing Date, the proceeds of the Revolving Facility (as hereinafter defined) shall provide working capital for the Borrower and its Subsidiaries (as hereinafter defined) (including AESC).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Act” has the meaning specified in Section 8.17.

“Additional Provisions” has the meaning specified in the definition of “Federal Book Entry Regulations”.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank, at its office at 399 Park Avenue, New York, New York (ABA No. 021000089), Account No. 36852248, Reference: Allegheny Energy, Inc., or such other account as the Administrative Agent shall specify in writing to the Borrower and each of the Lender Parties.

“Advance” means a Revolving Advance or a Term Advance, as the context may require.

“AESC” has the meaning specified in Preliminary Statement (2) of this Agreement.

“AESC Common Terms Agreement” means the Common Terms Agreement, dated as of the date hereof, among AESC, each of the Persons (other than AESC) listed on the signature pages thereto as a Loan Party, the AESC Term B Lenders, the AESC Term C Lenders, CNAI, as administrative agent for the Term B Lenders and the Term C Lenders and Citibank, as collateral agent and intercreditor agent for the Secured Parties (as therein defined).

“AESC Companies” means AESC and its Subsidiaries.

“AESC Existing Indentures” means (a) the Indenture dated March 15, 2001 between AESC and Bank One Trust Company, NA, as trustee and (b) the Indenture dated April 8, 2002 between AESC and Bank One Trust Company, NA, as trustee.

“AESC Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of February 21, 2003, among Citibank as AYE Lender Agent, New Money Lender Agent, Refinancing Lender Agent and Intercreditor Agent, The Bank of Nova Scotia, as Springdale Lender Agent, Law Debenture Trust Company of New York, as Indenture Trustee, AESC and the Borrower.

“AESC Lenders” means the AESC Term B Lenders and the AESC Term C Lenders.

“AESC Loan Documents” means the Assignment Agreement, the AESC Common Terms Agreement, the AESC Term B Credit Agreement, the AESC Term C Credit Agreement, and the AESC Security and Intercreditor Agreement, as each may be amended, amended and restated, supplemented or otherwise modified from time to time.

“AESC Security and Intercreditor Agreement” means that certain Security and Intercreditor Agreement, dated as of February 21, 2003, as amended, modified or otherwise supplemented from time to time in accordance with its terms.

“AESC Term B Credit Agreement” means that certain Amended and Restated Credit Agreement referred to in Preliminary Statement (4) of this Agreement, dated as of the date hereof among AESC, the AESC Term B Lenders, CNAI, as administrative agent for the AESC Term B Lenders, CGMI, as Joint Lead Arranger and Joint Book Runner, CSFB, acting through its Cayman Islands Branch, as Joint Book Runner and Co-Documentation Agent, JPMC, as Joint Lead Arranger and Joint Book Runner and Scotia, as Joint Book Runner and Co-Documentation Agent.

“AESC Term C Credit Agreement” means the Term C Credit Agreement dated as of the date hereof, among AESC, the AESC Term C Lenders, CNAI, as administrative agent for the AESC Term C Lenders, CGMI, as Joint Lead Arranger and Joint Book

Runner, BofA, as Joint Lead Arranger, Joint Book Runner and Syndication Agent, CSFB, acting through its Cayman Islands Branch, as Co-Documentation Agent, JPMC, as Co-Documentation Agent and Scotia, as Co-Documentation Agent.

“AESC Term B Lenders” has the meaning specified in Preliminary Statement (3) of this Agreement.

“AESC Term C Lenders” has the meaning specified in Preliminary Statement (4) of this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Affiliate Energy Contracts” means, collectively, (a) the Power Sales Agreement between PEC and the Borrower for Maryland dated January 1, 2001, as supplemented by the Memorandum of the Operating Committee dated October 1, 2001, Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002 and Amendment No. 2 to the Memorandum of the Operating Committee effective January 1, 2003; (b) the Power Sales Agreement between PEC and the Borrower for Virginia dated January 1, 2001, as supplemented by the Memorandum of the Operating Committee dated October 1, 2001, Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002, and Amendment No. 2 to the Memorandum of the Operating Committee effective January 1, 2003; (c) the Facilities Lease Agreement between PEC and the Borrower for West Virginia dated August 1, 2000, the Lease Agreement extension dated March 14, 2003, and the Service Agreement between PEC and the Borrower for West Virginia dated August 1, 2000; (d) the Power Sales Agreement between WPPC and the Borrower for Pennsylvania dated January 1, 2001, as supplemented by the Memorandum of the Operating Committee dated August 1, 2001, Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002, and Amendment No. 2 to the Memorandum of the Operating Committee effective January 1, 2003; (e) the Facilities Lease Agreement between MPC and the Borrower for Ohio dated June 1, 2001; and (f) the Power Sales Agreement between MPC and the Borrower for Ohio dated June 1, 2001, as supplemented by the Memorandum of the Operating Committee dated August 1, 2001, Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002 and Amendment No. 2 to the Memorandum of the Operating Committee effective January 1, 2003.

“Agent Parties” has the meaning set forth in Section 8.02(d).

“Agreement” has the meaning set forth in the recital of the parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Borrower in good faith equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by the Borrower or any Subsidiary of the Borrower to its counterparty to such Hedge Agreement pursuant to the terms of such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Borrower or Subsidiary was the sole “Affected Party”, and (iii) the Borrower was the sole party determining such payment amount (with the Borrower making such determination pursuant to the provisions of the Master Agreement or the Hedge Agreement (whichever is applicable)); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement (after any netting permitted pursuant to the terms of such Hedge Agreement (including any netting across different Hedge Agreements and Master Agreements to the extent permitted by contract)) to the Borrower or Subsidiary of the Borrower party to such Hedge Agreement determined by the Borrower in good faith based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement (after any netting permitted pursuant to the terms of such Hedge Agreement (including any netting across different Hedge Agreements and Master Agreements to the extent permitted by contract)) to the Borrower or Subsidiary of the Borrower party to such Hedge Agreement, if any, as determined by the Borrower in accordance with the terms of such Hedge Agreement or, if such Hedge Agreement does not provide a methodology for such determination, the amount, if any, by which (i) the present value of the future cash flows to be paid by such Borrower or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Borrower or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Applicable Law” means, with respect to any Person, any and all laws, statutes, regulations, rules, orders, injunctions, decrees, writs, determinations, awards and judgments issued by any Governmental Authority applicable to such Person, including all Environmental Laws.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Letters of Credit
Level 1 BB+/Ba1 or above	1.50%	2.50%	2.50%
Level 2 BB/Ba2 or above	1.75%	2.75%	2.75%
Level 3 BB-/Ba3 or below	2.00%	3.00%	3.00%

provided further that, in the event of Level 1, if the Borrower is subject to either a negative credit watch by S&P or a review for downgrade by Moody’s, the “Applicable Margin” shall be that indicated for Level 2 Public Debt Ratings, and in the event of Level 2, if the Borrower is subject to either a negative credit watch by S&P or a review for downgrade by Moody’s, the “Applicable Margin” shall be that indicated for Level 3 Public Debt Ratings.

“Appropriate Lender” means, at any time, with respect to (a) the Revolving Facility or the Letter of Credit Sublimit, a Revolving Lender, and (b) the Term Facility, a Term Lender.

“Approved Fund” means a Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person or an Affiliate of a Person that administers or manages a Lender.

“Arranger Parties” means CGMI, as Joint Lead Arranger and Joint Book Runner, Scotia, as Joint Lead Arranger, Joint Book Runner and Syndication Agent, JPMC, as Co-Documentation Agent, CSFB, as Co-Documentation Agent and BofA as Co-Documentation Agent.

“Assets” means, with respect to any Person, all or any part of its business, property, rights, interests and assets, both tangible and intangible (including Equity Interests in any Person), wherever situated.

“Assignment Agreement” has the meaning specified in Preliminary Statement (3) of this Agreement.

“Assignment and Acceptance” means an assignment and acceptance entered into by any Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(a)(iii).

“AYE Transactions” has the meaning specified in Section 3.01(a)(iii).

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and

(b) 1/2 of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“BB&T” means Branch Banking and Trust Company, a North Carolina banking corporation.

“BNS” has the meaning specified in the recital of parties to this Agreement.

“BofA” has the meaning specified in the recital of parties to this Agreement.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower Funds Flow” means, for any period, the sum for the related period of (a) cash dividends received by the Borrower from the Regulated Subsidiaries and AESC, less (b) any cash equity contributions made by the Borrower to any Subsidiaries, plus (c) Net Cash Proceeds from the sale or issuance of any Equity Interests, plus (c) the Borrower’s interest income, less (d) Capital Expenditures of the Borrower, less (e) operating expenses of the Borrower, excluding Borrower Interest Expense and income tax expense, plus (f) Litigation Proceeds received by the Borrower, plus (g) solely for the Fiscal Year ending December 31, 2004, the Initial Liquidity Amount, plus (h) Borrower Sales Proceeds.

“Borrower Interest Expense” means, for any period, (a) the sum of, without duplication, (i) the interest expense (including imputed interest expense in respect of Capitalized Leases) of the Borrower for such period (including all commissions, discounts and other fees and charges owed by the Borrower with respect to letters of credit and bankers’ acceptance financing), in each case determined in accordance with GAAP, plus (ii) any interest accrued during such period in respect of Debt of the Borrower that is required to be capitalized rather than included in interest expense of the Borrower for such period in accordance with GAAP, minus (b) to the extent included in such interest expense referred to in clause (a)(i) for such period, amounts attributable to the amortization of financing costs and non-cash amounts attributable to the amortization of debt discounts in respect of Debt of the Borrower. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower with respect to interest rate Hedging Agreements.

“Borrower Sales Proceeds” means proceeds received by the Borrower from any sale, transfer or other disposition of any of the Borrower’s assets.

“Borrower’s Account” means, with respect to the Borrower, such account as such Borrower shall specify in writing to the Administrative Agent.

“Borrowing” means a Revolving Borrowing or a Term Borrowing.

“Business Day” means a day of the year on which banks are not required or not authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person during such period (whether financed by cash or by Debt (including Obligations under Capitalized Leases) assumed or incurred to fund, directly or indirectly, such expenditures) for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a balance sheet of such Person. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means a non-interest bearing securities account opened, or to be opened by the Administrative Agent and in which a Lien has been granted to the Administrative Agent each for the benefit of each Revolving Lender and each Issuing Bank pursuant to documentation in form and substance satisfactory to the Administrative Agent and each Issuing Bank (which documents are hereby consented to by the Revolving Lenders) to the extent that any Letter of Credit is required to be Cash Collateralized in accordance with this Agreement.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each Issuing Bank and each Revolving Lender, as collateral for the L/C Obligations, cash or deposit account balances.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $2,500,000,000; provided that the aggregate principal amount of certificates of deposit and time deposits of any one bank shall not exceed $20,000,000 at any one time, (c) commercial paper in an aggregate amount of no more than $40,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, or (d) mutual fund investments in the Dreyfus Treasury Cash Management Investor Class (673) fund, the Goldman Sachs FS Federal Fund Administration Class (521) fund, the Goldman Sachs FS Government Fund Administration Class (466) fund or any other mutual fund the sole investments of which are the cash equivalents identified in clauses (a) through (c) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CGMI” has the meaning specified in the recital of parties to this Agreement.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 30% or more of the combined voting power of all Voting Interests of the Borrower; or (b) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower (the “Original Directors”) shall cease for any reason to constitute a majority of the board of directors of the Borrower (unless replaced by individuals nominated or proposed by the Original Directors); or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower.

“Chief Financial Officer” of any Person means such Person’s chief financial officer or such other natural Person who is principally responsible for such Person’s financial matters.

“Citibank” means Citibank, N.A.

“Closing Date” has the meaning specified in Section 3.01(a).

“Closing Date Transactions” has the meaning specified in Section 3.01(a)(xv).

“CNAI” has the meaning specified in the recital of parties to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means, as to each Lender, such Lender’s Revolving Commitment or Term Commitment, as the context may require.

“Communications” has the meaning specified in Section 8.02(b).

“Confidential Information” has the meaning specified in Section 8.12(a).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Constituent Documents” means, with respect to any Person, (a) the articles or certificate of incorporation or other similar organizational document of such Person, (b) the by-laws or other similar document of such Person, (c) any certificate of designation or instrument relating to the rights of holders (including preferred shareholders) of Equity Interests in such Person and (d) any shareholder rights agreement or other similar agreement.

“Contest” means, with respect to the payment of Taxes or any other claims or liabilities by any Person, to contest the validity or amount thereof in good faith by appropriate proceedings timely instituted and diligently pursued within the applicable statutory period and in accordance with Applicable Law; provided that the following conditions are satisfied: (a) such Person has posted a bond or other security in accordance with Applicable Law (if required) or has established adequate reserves with respect to the contested items in accordance with, and to the extent required by, GAAP; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; (c) neither such Person nor any of its officers, directors or employees nor any Lender Party, the Administrative Agent or any of their respective officers, directors or employees is, or could reasonably be expected to become, subject to any criminal liability or sanction in connection with such contested items; and (d) no Lien relating to such contest attaches to any Assets of such Person and becomes enforceable against other creditors of such Person.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such

Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuation”, “Continue” and “Continued” each refer to a continuation of Eurodollar Rate Advances upon the expiration of the Interest Period therefor as Eurodollar Rate Advances of the same or a different Interest Period pursuant to Section 2.10.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.10 or 2.11.

“Convertible Bonds” means the convertible bonds issued pursuant to the Indenture, dated as of July 24, 2003, between the Borrower and Wilmington Trust Company, not in its individual capacity, but solely as trustee.

“CSFB” has the meaning specified in the recital of parties to this Agreement.

“Debt” of any Person (the “obligor”) means, without duplication, (a) all Obligations of such obligor for or in respect of moneys borrowed or raised (whether or not for cash by whatever means (including acceptances, deposits, discounting, letters of credit, factoring (other than on a non-recourse basis), and any other form of financing which is recognized in accordance with GAAP in the obligor’s financial statements as being in the nature of a borrowing or is treated as “off-balance” sheet financing; (b) all Obligations of the obligor evidenced by notes, bonds, debentures or other similar instruments issued in connection with accounts payable excluded pursuant to the parenthetical in clause (c) below; (c) all Obligations of the obligor for the deferred purchase price of property or services (other than accounts payable within 90 days of being incurred arising in the ordinary course of such obligor’s business and not more than 90 days past due and not subject to a Contest); (d) all Obligations of such obligor under conditional sale or other title retention agreements relating to property or assets acquired by such obligor (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Obligations of such obligor under any securitization or monetization arrangement; (f) all Obligations of such obligor as lessee under Capitalized Leases; (g) all Obligations of the obligor, contingent or otherwise, of the obligor under acceptance, letter of credit or similar facilities other than as issued (i) in connection with Obligations excluded pursuant to clause (b) above or the parenthetical in clause (c) above or (ii) as credit support for leases other than Capitalized Leases; (h) all Obligations of the obligor to purchase, redeem, retire, defease or otherwise make any payments in respect of any Equity Interests in the obligor or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all Obligations of the obligor in respect of Hedge Agreements; (j) all Contingent Obligations of the obligor with respect to Debt; and (k) all indebtedness and other payment Obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights owned by the obligor), even though the obligor has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Debt for Borrowed Money” means Debt of the types specified in (a) clauses (a), (b), (d), (e) and (f) of the definition of Debt and (b) to the extent relating to Debt of the types specified in one or more of clauses (a), (b), (d), (e) and (f) of the definition of Debt, clauses (j) and (k) thereof and, for the avoidance of doubt, the Convertible Bonds.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disclosed Litigation” has the meaning specified in Section 3.01(b).

“Disclosed Matters” means the occurrence of any event in respect of, or effect upon the business, condition (financial or otherwise), operations, performance, properties, assets, liabilities (actual or contingent) results of operation or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole, which has been disclosed prior to the Closing Date (a) pursuant to a public filing by the Borrower with the SEC or (b) in writing to the Administrative Agent.

“Dollars” and “$” mean the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule II or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means (a) with respect to any Lender, (i) any other Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; (iv) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (v) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (vi) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (vi); (vii) the central bank of any country that is a member of the OECD; (viii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $500,000,000; or (ix) any other Person approved by (A) to the extent such Person is to become an Eligible Assignee in respect of any assignment of any Revolving Commitment, any Revolving Advance, any L/C Credit Extension or any L/C Borrowing, the Issuing Bank(s) (each acting in its sole discretion) and the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower (such approval not to be unreasonably withheld or delayed), and (B) to the extent such Person is to become an Eligible Assignee in respect of any assignment of any Term Commitment or any Term Advance, the Administrative Agent (such consent not to be unreasonably withheld) and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower (such approval not to be unreasonably withheld or delayed), and (b) with respect to any Issuing Bank, a Person that is an Eligible Assignee under subclause (iv) or (vi) (so long as such bank is acting through a branch or agency located in the United States) of clause (a) of this definition and is approved by the Administrative Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower, such approval, in either case, not to be unreasonably withheld or delayed; provided that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee under this definition; and provided further that, for the avoidance of doubt, notwithstanding whether any Person constitutes an “Eligible Assignee”, the consent of the Issuing Bank(s) under Section 8.07(a) shall be required with respect to any assignment of any Revolving Commitment, any Revolving Advance, any L/C Credit Extension or any L/C Borrowing.

“Environmental Action” means any action, suit, demand letter, claim by any Governmental Authority, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or Hazardous Material or arising from alleged injury or threat to health and safety or the environment relating to any Environmental Law, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or legally binding judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to Hazardous Materials or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“EPMI Litigation” means that litigation arising out of that complaint filed under the caption In re: Enron Corp., et al.; Enron Power Marketing, Inc. v. Allegheny Energy Supply Company, LLC (01-16034 (AJG) Adversary Proceeding).

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Borrower or any of its Subsidiaries, or under common control with the Borrower or any of its Subsidiaries, within the meaning of Section 414 of the Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver in accordance with Section 412(d) of the Code with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any of its Subsidiaries or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) a lien has been imposed under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan, provided, however, that the occurrence of the event or condition described in Section 4042(a)(4) of ERISA shall be an ERISA Event only if the PBGC has notified the Borrower, any Subsidiary or any ERISA Affiliate that it intends to institute proceedings to terminate a Plan pursuant to such Section.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule II or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the Eurodollar Rate Reserve Percentage.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Existing AYE Debt” has the meaning specified in Preliminary Statement (1) of this Agreement.

“Existing Credit Agreement” has the meaning specified in Preliminary Statement (1) of this Agreement.

“Existing Debt” means all Debt, as of the date hereof, of the Borrower and its Subsidiaries.

“Existing Lenders” has the meaning specified in Preliminary Statement (1) of this Agreement.

“Existing L/Cs” means the letters of credit identified in Schedule 1.01(a).

“Existing Springdale Lenders” has the meaning specified in Preliminary Statement (2) of this Agreement.

“Facility” means the Term Facility, the Revolving Facility or the Letter of Credit Sublimit, as the context may require.

“Federal Book Entry Regulations” means (a) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)”) governing book-entry securities consisting of U.S. Treasury bonds, notes and bills and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.2, § 357.10 through § 357.14 and § 357.41 through § 357.44 and (b) to the extent substantially identical to the federal regulations referred to in clause (a) above (as in effect from time to time), the federal regulations governing other book-entry securities.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, (a) each fee letter, if any, between the Borrower and the Administrative Agent and (b) each fee letter, if any, between the Borrower and any Arranger Party.

“FERC” means the Federal Energy Regulatory Commission.

“Final Maturity Date” means the earlier of (a) the date of termination in whole of the Commitments and the L/C Obligations pursuant to Section 2.05 or 6.01, and (b) March 8, 2007.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Form 10-K” has the meaning set forth in Section 4.01(g).

“Fronting Fee” has the meaning specified in Section 2.08(c).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.02(c).

“Governmental Approvals” has the meaning specified in Section 4.01(c).

“Governmental Authority” means any national, state, county, city, town, village, municipal or other de jure or de facto government department, commission, board, bureau, agency, authority or instrumentality of a country or any political subdivision thereof or any regional transmission authority organized under federal law, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all commissions, boards, bureaus, arbitrators and arbitration panels, and any authority or other Person controlled by any of the foregoing.

“Granting Lender” has the meaning specified in Section 8.07(h).

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by, any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (including such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

“Honor Date” has the meaning specified in Section 2.03(b)(i).

“Indemnified Costs” has the meaning specified in Section 7.05(a).

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Information Memorandum” means the information memorandum dated February 2004 used by the Lead Arrangers in connection with the syndication of the Facility.

“Initial Borrowing” means the initial Borrowing to be made on the Closing Date which shall be or is comprised of (a) Revolving Advances, (b) L/C Credit Extensions pursuant to Section 2.01(c), and (c) the Term Advances in an amount equaling $100,000,000.

“Initial Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Initial Lender Parties” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Initial Liquidity Amount” means for the Fiscal Year ending December 31, 2004 an amount equal to the lesser of (a) the Liquidity Amount as of the Closing Date minus $100,000,000 and (b) $50,000,000.

“Insolvency Proceeding”, with respect to any Person, means (a) any proceeding shall be instituted against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days or the entry by any competent Governmental Authority of any jurisdiction or a court having jurisdiction in the premises of a decree or order approving or ordering any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property); or (b) commencement by such Person of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by such Person to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against such Person, or the filing by such Person of a petition or answer or consent seeking reorganization or relief under any Applicable Law; or consent by such Person to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of any substantial part of the property of such Person, or the making by such Person of an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such Person, or the admission by such Person in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action.

“Interest Coverage Ratio” means at any date of determination with respect to any period, the ratio of (a) Borrower Funds Flow to (b) Borrower Interest Expense for the period of four consecutive fiscal quarters most recently completed on or prior to such date, taken as one accounting period.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing to the Borrower, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by such Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or, if available at the time of selection to all Lenders owed any of the relevant Advances, nine or twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the date specified in clause (b) of the definition of “Final Maturity Date”;

(b) without prejudice to Section 2.10(a), Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Intralinks” means the digital internet workspace located at http://www.intralinks.com.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any Issuing Bank and the Borrower (or any Subsidiary) or in favor of any Issuing Bank and relating to any such Letter of Credit.

“Issuing Bank” means the Initial Issuing Bank, any Revolving Lender issuing Letters of Credit hereunder and each Person that shall become an Issuing Bank hereunder pursuant to Section 8.07.

“JPMC” has the meaning specified in the recital of parties to this Agreement.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arranger” means CGMI and Scotia, not in their respective individual capacities except as expressly set forth herein but solely as lead arrangers.

“Lender” means each Initial Lender and each Person that shall become a Lender hereunder pursuant to Section 8.07.

“Lender Parties” means the Lenders and the Issuing Banks.

“Letter of Credit” means letters of credit issued by any Issuing Bank pursuant to Section 2.01(c) on the Closing Date or pursuant to Section 2.01(d).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by each Issuing Bank.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Final Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.08(b).

“Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Debt for Borrowed Money of the Borrower to (b) Borrower Funds Flow for the period of four consecutive fiscal quarters most recently completed on or prior to such date, taken as one accounting period.

“LIBOR” means, for any applicable Interest Period with respect to all Eurodollar Rate Advances comprising part of the same Borrowing, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker’s Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/1000th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Advance of CNAI (in its capacity as a Lender).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest or other charge or encumbrance of any kind, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidity Amount” means the aggregate amount of the Unused Commitments under this Agreement plus the aggregate amount of the Cash Equivalents held by the Borrower and the Regulated Subsidiaries on such date.

“Litigation Proceeds” means any cash received by or paid to any Person in connection with any final settlement or judgment of any action, suit, litigation or similar proceeding involving such Person.

“Loan Documents” means this Agreement, the Notes, the Fee Letters and the Issuer Documents.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties, assets, liabilities (actual or contingent) results of operations or prospects of (a) the Borrower or (b) the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of (i) the Borrower or (ii) the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Lender Party under any Loan Document or (c) the ability of the Borrower to perform its Obligations under any Loan Document to which it is or is to be a party.

“Material Contracts” means (a) the Affiliate Energy Contracts, (b) the Tax Allocation Agreement and (c) each contract or agreement entered into after the date of this Agreement to which the Borrower or any of its Subsidiaries is a party which is material to the business, conditions (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole and for which breach, non-performance, cancellation or failure to renew could be reasonably expected to have a Material Adverse Effect.

“Material Governmental Approvals” means those Governmental Approvals listed in Part A of Schedule 4.01(c).

“Merrill Lynch Litigation” means that litigation arising out of that complaint filed under the caption Merrill Lynch & Co., Inc., et al. v. Allegheny Energy, Inc., and Allegheny Energy, Inc., et al. v. Merrill Lynch & Co., Inc., et al. (02 CV 7689 (HB)).

“Moody’s” means Moody’s Investors Service, Inc.

“Mountaineer Gas” means Mountaineer Gas Company, a West Virginia corporation.

“MPC” means Monongahela Power Company, an Ohio Corporation.

“MPC Credit Agreement” means the amended and restated loan agreement, dated as of September 24, 2003, between MPC, as borrower, the initial lenders specified therein (as assignees of BB&T) and CNAI, as administrative agent for the lenders thereunder.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its Subsidiaries or any ERISA Affiliate and at least one Person other than the Borrower, its Subsidiaries and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower and any of its Subsidiaries or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset or property or the incurrence or issuance of any Debt or the sale or issuance of any Equity Interests (including, without limitation, any capital contribution) by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration or received from escrow) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) the following (to the extent directly and primarily relating to such transaction): (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal, consultant and advisor fees, finder’s fees and other similar fees and commissions, (b) the amount of taxes (or amounts owing pursuant to the Tax Allocation Agreement) payable in connection with or as a result of such transaction, and (c) in the case of any sale, lease, transfer or other disposition of any asset or property, (i) the amount of (A) any Debt secured by a prior Lien on the asset or property which is the subject of such sale, lease, transfer or other disposition or (B) Debt outstanding under the Pollution Control Bonds that is, in either case, repaid, redeemed or defeased upon such disposition as required pursuant to the terms of (1) the agreement or instrument governing such Debt or (2) any undertaking or agreement of the Borrower made on or prior to February 21, 2003 in favor of the issuer of any guaranty, surety bond or insurance policy issued for the benefit of the holders of such Debt, including, each of the consents, dated February 21, 2003, entered into among (y) AESC, PEC and MBIA Insurance Corporation and (z) AESC, WPPC and MBIA Insurance Corporation, (ii) the costs associated (in the Borrower’s best estimate) with terminating all Hedge Agreements, if any, entered into in connection with such property or asset, which Hedge Agreements are not being transferred as part of such sale, lease, transfer or other disposition, but only to the extent that the amounts so deducted are, at the time or within a reasonable time (not to exceed ten days) of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person and are properly attributable to such transaction or to the asset or property that is the subject thereof and (iii) any amounts received from funds that were held in escrow as of the Closing Date with respect to any sale, lease, transfer or other disposition of any asset or property consummated prior to the Closing Date; provided, that, in the case of taxes or termination costs that are deductible under clause (b) or (c)(ii) above but for the fact that, at the time of receipt of such cash, such amounts have not been actually paid or are not then payable, such Person may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for such Person’s reasonable estimate of such amounts, other than taxes for which the Borrower or such Subsidiary is indemnified; provided further that, at the time such amounts are paid, an amount equal to the amount, if any, by which the Reserved Amount for such amounts exceeds the amount of such amounts actually paid shall constitute “Net Cash Proceeds” of the type for which such amounts were reserved for all purposes hereunder.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(a)(iii).

“Note” means a Revolving Note or a Term Note, as the context may require.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Conversion/Continuation” has the meaning specified in Section 2.10(a)(ii).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(g). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation of such Borrower to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ and consultant’s fees and disbursements, indemnities and other amounts payable by such Borrower under any Loan Document and (b) the obligation of such Borrower to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Borrower.

“OECD” means the Organization for Economic Cooperation and Development.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by a Responsible Officer of such Person.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Outstanding Amount” means (a) with respect to the Revolving Facility on any date, the aggregate outstanding principal amount thereof after giving effect to any Revolving Borrowings and prepayments of the Revolving Facility occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“OVEC Agreement” means the Agreement dated the 10th of July, 1953 and originally entered into by and among Ohio Valley Electric Corporation, Appalachian Electric Power Company, The Cincinnati Gas & Electric Company, Columbus and Southern Ohio Electric Company, The Dayton Power and Light Company, Indiana & Michigan Electric Company, Kentucky Utilities Company, Louisville Gas and Electric Company, Monongahela Power Company, Ohio Edison Company, The Ohio Power Company, Pennsylvania Power Company, The Potomac Edison Company, Southern Indiana Gas and Electric Company, The Toledo Edison Company, and West Penn Power Company.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“PCB Liens” means Liens existing on the date hereof securing Pollution Control Bonds.

“PEC” means The Potomac Edison Company, a Maryland and Virginia corporation.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(d); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days, or which are subject to Contest; (c) Liens or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, leases (other than Capitalized Leases), trade contracts, public or statutory obligations (including environmental, municipal and public utility commission obligations under Applicable Laws), surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(h) or securing appeal or other surety bonds related to such judgments; (f) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (g) Liens securing reimbursement obligations with respect to letters of credit (which reimbursement obligations relate to Debt which has not been incurred in contravention of the terms of this Agreement or the other Loan Documents) that encumber documents and other property relating to such letters of credit and the proceeds and products thereof, including, without limitations, such Liens arising in connection with the issuance of letters of credit on behalf of the Borrower to support obligations of AESC or its

Subsidiaries under Hedge Agreements to the extent such Hedge Agreements are entered into in accordance with the terms of this Agreement; (h) liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim on netting of cash amounts owed arising in the ordinary course of business on deposit accounts, commodity accounts or securities accounts; (i) financing statements filed on a precautionary basis in respect of operating leases to the extent such lease is otherwise permitted under the terms of this Agreement; provided that no such financing statement extends to or refers to as collateral, any property or assets which are not subject to such operating lease; and (j) rights of first refusal, options or other contractual rights or obligations to sell, assign or otherwise dispose of any property or asset or interest therein which right of first refusal, option or contractual right is in connection with an asset sale or disposition permitted under Section 5.02(e).

“Permitted Refinancing Debt” means Debt issued or incurred (including by means of the extension or renewal of existing Debt) to refinance, refund, extend, renew or replace existing Debt (“Refinanced Debt”); provided that (a) with respect to the Borrower and its Regulated Subsidiaries (i) the principal amount of such refinancing, refunding, extending, renewing or replacing Debt is not greater than the principal amount of such Refinanced Debt plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (ii) such refinancing, refunding, extending, renewing or replacing Debt has a scheduled maturity date that is at least six calendar months after the Final Maturity Date and does not require any scheduled amortization or mandatory prepayments thereof (other than pursuant to mandatory prepayment provisions which are substantially identical to those required in respect of such Refinanced Debt) prior to such date, (iii) the obligors in respect of such Refinanced Debt immediately prior to such refinancing, refunding, extending, renewing or replacing and any additional Person are the only obligors on such refinancing, refunding, extending, renewing or replacing Debt, and (iv) such refinancing, refunding, extending, renewing or replacing Debt contains covenants and events of default which, taken as a whole, are determined in good faith by a Responsible Officer of the Borrower to be customary for similar issuances of Debt by issuers similar in credit rating or standing as that applicable to the Borrower, but in any event, no less favorable to the Borrower or the applicable Subsidiary and the Lenders in any material respect than the covenants and events of default contained in this Agreement, and (b) with respect to AESC and its Subsidiaries, such refinancing, refunding, extending, renewing or replacing of Debt is permitted to be incurred under the terms of the AESC Loan Documents.

“Person” means an individual, partnership, corporation (including a business or statutory trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PJM Interconnection Agreements” means (a) the West Transmission Owners Agreement dated as of March 13, 2001, made by and among Allegheny Power System operating companies: Monongahela Power Company, The Potomac Edison Company and West Penn Power Company, all doing business as Allegheny Power and other signatories that own electric transmission facilities, and PJM Interconnection, L.L.C., (b) the PJM West Reliability Assurance Agreement dated as of March 14, 2001, by and among Monongahela Power Company, The Potomac Edison Company and West Penn Power Company, all doing business as Allegheny Power, and the party signatories thereto and (c) the Amended and Restated Operating Agreement of PJM Interconnection, L.L.C., dated as of June 2, 1997 by and among the signatories thereto.

“Plan” means a Single-Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 8.02(c).

“PNC Control Agreement” means that certain Deposit Account Control Agreement, dated as of February 21, 2003, among PNC Bank, National Association, as the Bank, AESC, Energy Financing Company, LLC, Allegheny Energy Supply Capital, LLC, Allegheny Energy Supply Development Services, LLC, Allegheny Energy Supply Capital Midwest, LLC, Allegheny Energy Supply Gleason Generating Facility, LLC, Allegheny Energy Supply Wheatland Generating Facility, LLC, Allegheny Energy Supply Lincoln Generating Facility, LLC and Allegheny Trading Finance Company, LLC, as Debtors, and Citibank, N.A., as Creditor.

“Pollution Control Bond Indentures” means (a) the Trust Indenture dated as of April 15, 1992 between the County Commission of Harrison County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Solid Waste Disposal Revenue Bonds (West Penn Power Company Harrison Station Project), (b) the Trust Indenture dated as of November 1, 1977 between Pleasants County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Pleasants Station Project), (c) the Trust Indenture dated as of December 1, 1980 between Washington County Industrial Development Authority and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Mitchell Station Project), (d) the Trust Indenture dated as of April 15, 1983 between the County Commission of Monongalia County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Fort Martin Station Project), (e) the Trust Indenture dated as of February 1, 1977 between Greene County Industrial Development Authority and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Hatfield’s Ferry Project), (f) the Trust Indenture dated as of April 15, 1992 between the County Commission of Harrison County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for

Solid Waste Disposal Revenue Bonds (The Potomac Edison Company Harrison Station Project), (g) the Trust Indenture dated as of November 1, 1977 between Pleasants County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (The Potomac Edison Company Pleasants Station Project), (h) the Trust Indenture dated as of April 15, 1983 between the County Commission of Monongalia County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (The Potomac Edison Company Fort Martin Station Project), (i) the Trust Indenture dated as of February 1, 1977 between Greene County Industrial Development Authority and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (Monongahela Power Company Hatfield’s Ferry Project), (j) the Trust Indenture dated as of November 1, 1977 between Pleasants County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (Monongahela Power Company Pleasants Station Project), (k) the Trust Indenture dated as of April 15, 1983 between the County Commission of Monongalia County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (Monongahela Power Company Fort Martin Station Project), and (l) Trust Indenture dated as of April 15, 1992 between the County Commission of Harrison County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Solid Waste Disposal Revenue Bonds (Monongahela Power Company Harrison Station Project).

“Pollution Control Bonds” means all notes, bonds and other instruments evidencing Debt owed by the Borrower in respect of Debt issued pursuant to the Pollution Control Bond Indentures.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pro Rata Share” means, with respect to each Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment(s) of such Revolving Lender and the denominator of which is the amount of the Revolving Facility; provided that if the commitment of each Revolving Lender to make Revolving Advances and the obligation of each Issuing Bank to make L/C Credit Extensions have been terminated pursuant to 2.05 or 6.01, then the Pro Rata Share of each Revolving Lender shall be determined based on the Pro Rata Share of such Revolving Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Revolving Lender is set forth opposite the name of such Revolving Lender on Schedule II or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable

“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating or if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin will be set in accordance with Level 3 under the definition of “Applicable Margin”, as the case may be; (b) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin shall be based upon the lower rating; (c) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (d) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended.

“Qualifying Obligation” means an Obligation in an aggregate principal amount in excess of $5,000,000.

“Quarterly Date” means the last Business Day of March, June, September and December, commencing with March 31, 2004.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or Obligation, any such Equity Interest, Debt, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Reduction Amount” has the meaning specified in Section 2.06(b).

“Register” has the meaning specified in Section 8.07(e).

“Regulated Subsidiaries” means, collectively, MPC, PEC and WPPC and any of their respective Subsidiaries.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Representatives” has the meaning specified in Section 8.12(a).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) (if any) at such time, plus (b) aggregate Unused Commitments at such time, plus (c) the aggregate outstanding principal amount of the Term Advances (if any) at such time, plus (d) the aggregate amount of the Term Commitments (if any) at such time.

“Required Revolving Lenders” means, at any time, Revolving Lenders owed or holding at least a majority in interest of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) (if any) at such time, plus (b) aggregate Unused Commitments (if any) at such time.

“Responsible Officer” means, with respect to any Person, the president, any vice-president, the treasurer or the Chief Financial Officer of such Person.

“Restricted Payments” means, with respect to any Person, any (a) dividends (in cash or property), purchase, redemption, retirement, defeasance or other acquisition for value of any of its Equity Interests now or hereafter outstanding, (b) return of capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, (c) distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, and (d) setting apart of money for a sinking or other analogous fund for, or any purchase, redemption, retirement or other acquisition of any Equity Interests in such Person.

“Revolving Advance” has the meaning specified in Section 2.01(a).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type, made by the Revolving Lenders.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to: (a) make a Revolving Advance to the Borrower pursuant to Section 2.01(a); and (b) purchase participations in L/C Obligations pursuant to Section 2.01(d), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule II under the caption “Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Facility” means, at any time, the aggregate of the Revolving Commitments at such time.

“Revolving Lender” means any Lender that has a Revolving Commitment.

“Revolving Note” means a promissory note of the Borrower payable to the order of a Revolving Lender in substantially the form of Exhibit A-1, evidencing the aggregate indebtedness of the Borrower to such Revolving Lender resulting from Revolving Advances made by such Revolving Lender hereunder to the Borrower.

“Scotia” has the meaning specified in the recital of parties to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Senior Debt Obligations” means, without duplication, (a) the Obligations of the Borrower to pay principal and interest on the Advances (including any interest accruing after the filing of a petition with respect to, or the commencement of, any Insolvency Proceeding, whether or not a claim for post-petition interest is allowed in such proceeding), and (b) any and all commissions, fees, indemnities, prepayment premiums, costs and expenses and other amounts payable to any Lender Party under any Loan Document, including all renewals or extensions thereof; provided that notwithstanding anything to the contrary in any Loan Document, “Senior Debt Obligations” shall not include any Obligations of the Borrower owed to any of its Affiliates.

“Single-Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its Subsidiaries or any ERISA Affiliate and no Person other than the Borrower, its Subsidiaries and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower, any of its Subsidiaries or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the fair value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Springdale Credit Agreement” has the meaning specified in Preliminary Statement (2) of this Agreement.

“SPV” shall have the meaning provided in Section 8.07(h).

“Standby Letter of Credit” means any Letter of Credit issued under this Agreement, other than a Trade Letter of Credit.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Surviving Debt” means Debt of the Borrower and its Subsidiaries outstanding immediately prior to giving effect to the Transactions.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Tax Allocation Agreement” means the Tax Allocation Agreement, dated as of July 1, 2003, by and among the Borrower and its Subsidiaries.

“Taxes” has the meaning specified in Section 2.13(a).

“Term Advance” has the meaning specified in Section 2.01(b).

“Term Borrowing” means the borrowing consisting of simultaneous Term Advances of the same Type, made by the Term Lenders.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Advance to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule II under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, the aggregate of the Term Commitments at such time.

“Term Lender” means any Lender that has a Term Commitment.

“Term Note” means a promissory note of the Borrower payable to the order of a Term Lender in substantially the form of Exhibit A-2, evidencing the aggregate indebtedness of the Borrower to such Term Lender resulting from Term Advances made by such Term Lender hereunder to the Borrower.

“Termination Event” means an event described in Section 4042(a) of ERISA.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Advances and all L/C Obligations.

“Trade Letter of Credit” means any Letter of Credit that is issued under this Agreement for the benefit of a supplier of goods or services to the Borrower or any of its Subsidiaries to effect payment for such goods or services, the conditions to drawing under which include the presentation to the Issuing Bank.

“Transaction Documents” means the Loan Documents and the AESC Loan Documents.

“Transactions” means (a) the Transfer, (b) the incurrence or continuation of Debt by AESC under the AESC Term B Credit Agreement, the AESC Term C Credit Agreement and the refinancing of certain of the AESC Existing Debt with the proceeds of the advances thereunder and available cash from operations, (c) the refinancing of Debt outstanding under the Existing Credit Agreement with the proceeds under this Agreement, (d) the replacement of the Existing L/Cs with Letters of Credit issued under this Agreement, and (e) the other transactions contemplated by the Transaction Documents.

“Transfer” has the meaning specified in Preliminary Statement (3) of this Agreement.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unreimbursed Amount” has the meaning specified in Section 2.03(b)(i).

“Unused Commitment” means, with respect to any Lender at any time, (a) such Revolving Lender’s Commitment at such time minus (b) such Revolving Lender’s Pro Rata Share of the Total Revolving Outstandings.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“WPPC” means West Penn Power Company, a Pennsylvania corporation.

SECTION 1.02. Principles of Interpretation. (a) Except to the extent expressly provided to the contrary in this Agreement or to the extent that the context otherwise requires, in this Agreement and the other Loan Documents:

(i) the table of contents and Article and Section headings are for convenience only and shall not affect the interpretation of any Loan Document;

(ii) references to any document, instrument or agreement, including any Loan Document, shall include (i) all exhibits, annexes, schedules, appendices or other attachments thereto and (ii) all documents, instruments or agreements issued or executed in replacement thereof;

(iii) references to a document or agreement, including any Loan Document, shall be deemed to include any amendment, restatement, modification, supplement or replacement thereto entered into in accordance with the terms thereof and the terms of the Loan Documents;

(iv) the words “include”, “includes” and “including” are not limiting;

(v) references to any Person shall include such Person’s successors and permitted assigns (and in the case of any Governmental Authority, any Person succeeding to such Governmental Authority’s functions and capacities);

(vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document;

(vii) references to “days” shall mean calendar days;

(viii) the singular includes the plural and the plural includes the singular;

(ix) references to Applicable Law, generally, shall mean Applicable Law as in effect from time to time, and references to any specific Applicable Law shall mean such Applicable Law, as amended, modified or supplemented from time to time, and any Applicable Law successor thereto;

(x) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; and

(xi) any reference in this Agreement or any other Loan Document to an Article, Section, Schedule, Appendix or Exhibit is to the article or section of, or a schedule, appendix or exhibit to, this Agreement or such other Loan Document, as the case may be, unless otherwise indicated, and the Schedules, Appendices and Exhibits to this Agreement or any other Loan Document shall be deemed incorporated by reference into this Agreement or such other Loan Document, as the case may be.

(b) This Agreement, the Schedules and Exhibits hereto and the other Loan Documents are the result of negotiations among the parties hereto and their respective counsel. Accordingly, this Agreement, the Schedules and Exhibits hereto and the other Loan Documents shall be deemed the product of all parties hereto or thereto, as the case may be, and no ambiguity in this Agreement, the Schedules and Exhibits hereto or any Loan Document shall be construed in favor of or against the Borrower, the Administrative Agent, any Arranger Party or any Lender that is a party hereto.

(c) All accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lenders (“GAAP”); provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Section 5.04 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.04 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03. Determination of Material Adverse Change and Material Adverse Effect, Etc. Determinations of materiality generally and determinations as to whether any fact, event, circumstance, conditions or occurrence constitutes (or could reasonably be expected to constitute) a Material Adverse Effect or a Material Adverse Change to the extent such determination is made by reference to the audited financial statements of the Borrower which are subject to a “going concern” qualification by the Borrower’s auditors shall be made without taking into account or giving effect to such “going concern” opinion.

SECTION 1.04. Letter of Credit. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND LETTERS OF CREDIT

SECTION 2.01. The Advances. (a) Revolving Advance. Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Advance”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Final Maturity Date in an amount for each such Revolving Advance not to exceed such Revolving Lender’s Unused Commitment at such time; provided that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the sum of the Revolving Facility, and (ii) the aggregate Outstanding Amount of the Revolving Advances of any Revolving Lender plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment. Each Revolving Borrowing shall be in an aggregate amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof (other than a Revolving Borrowing the proceeds of which shall be used solely to repay or prepay in full any L/C Borrowing) and shall consist of Revolving Advances of the same Type made simultaneously by the Revolving Lenders ratably according to their Revolving Commitments. Within the limits of each Revolving Lender’s Unused Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06 and reborrow under this Section 2.01(a).

(b) Term Advance. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (each a “Term Advance”) to the Borrower on the Closing Date in an amount for each such Term Advance not to exceed such Term Lender’s Term Commitment. The Term Borrowing shall consist of Term Advances of the same Type made simultaneously by the Term Lenders on the Closing Date ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not reborrowed.

(c) Issuance of Letters of Credit in Replacement of Existing L/Cs. The Borrower hereby requests L/C Credit Extensions from the Initial Issuing Bank on the Closing Date to replace the Existing L/Cs, and the Initial Issuing Bank hereby agrees that upon fulfillment of the conditions set forth in Section 3.01 it will issue, on the Closing Date, Letters of Credit for the account of the Borrower or its Subsidiaries in replacement of the Existing L/Cs. The Borrower shall have the right to request the Initial Issuing Bank to amend, modify, supplement or extend the terms of any of the Existing L/Cs in such Letter of Credit issued in replacement thereof if such amendment, modification, supplement is in accordance with the terms set forth in this Agreement. The issuance of the Letters of Credit in replacement of the Existing L/Cs on the Closing Date shall be subject to delivery by the Borrower to the Initial Issuing Bank of such duly executed Letter of Credit Application with respect thereto as the Initial Issuing Bank may request, and payment of the Initial Issuing Bank’s fees with respect thereto pursuant to Section 2.08(b).

(d) The Letters of Credit. (i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to make L/C Credit Extensions for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(a)(i) and (ii), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any L/C Borrowings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving Facility, (y) the aggregate Outstanding Amount of the Revolving Advances of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No Issuing Bank shall issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii) No Issuing Bank shall be under any Obligation to make any L/C Credit Extension if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Applicable Law to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of Letters of Credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B) the making of such L/C Credit Extension would violate any Applicable Laws;

(C) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial face amount less than $100,000;

(D) such L/C Credit Extension is to be denominated in a currency other than Dollars;

(E) such L/C Credit Extension contains any provisions for automatic reinstatement of the stated amount after any L/C Borrowing thereunder; or

(F) a default of any Revolving Lender’s obligations to fund under Section 2.03 exists, unless such Issuing Bank has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate such Issuing Bank’s risk with respect to such Revolving Lender.

(iv) No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to make such L/C Credit Extension in its amended form under the terms hereof.

(v) No Issuing Bank shall be under the obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03, each Borrowing shall be made on notice given by the Borrower not later than

10:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic mail. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or electronic mail, in substantially the form of Exhibit B, specifying therein (i) the identity of the Borrower and (ii) requested (A) date of such Borrowing, (B) Type of Advances comprising such Borrowing, (C) aggregate amount of such Borrowing and (D) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in immediately available funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitment of such Lender under the applicable Facility and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall (i) with respect to the Initial Borrowing, directly apply such funds for the account of the Borrower to the repayment of the Existing AYE Debt, and (ii) with respect to subsequent Revolving Borrowings, make such funds available to the Borrower, by crediting its Borrower’s Account.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $2,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.10 or 2.11 and (ii) the Advances may not be outstanding as part of more than four separate Revolving Borrowings and the Term Advances may not be outstanding as part of more than one Borrowing.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the Borrower has specified in the related Notice of Borrowing is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Subject to the Administrative Agent giving prompt notice of the relevant Notice of Borrowing received by the Administrative Agent to the Term Lenders or the Revolving Lenders, as the case may be, unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of the Borrowing requested under such Notice of Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of Letters of Credit; Drawings and Reimbursements; Auto-Extension Letters of Credit; Funding of Participations. (a) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by such Issuing Bank and the Administrative Agent not later than 10:00 a.m. at least one (1) Business Day (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the respective Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Bank may require. Additionally, the Borrower shall furnish to each Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as each such Issuing Bank or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless such Issuing Bank has received written notice from any Revolving Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, make an L/C Credit Extension for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the making of each L/C Credit Extension, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such L/C Credit Extension in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such L/C Credit Extension.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to make an L/C Credit Extension that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) or upon notice to such Issuing Bank by the Administrative Agent or the Borrower of an Insolvency Proceeding with respect to the Borrower or any of its Subsidiaries, by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Sections 2.01(d)(i) and 2.01(d)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent or any Revolving Lender that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, such Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment thereof.

(b) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by such Issuing Bank under a Letter of Credit

(each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Advances to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Advances, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing). Any notice given by such Issuing Bank or the Administrative Agent pursuant to this Section 2.03(b) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender (including the Revolving Lender acting as Issuing Bank) shall upon any notice pursuant to Section 2.03(b)(i) make funds available to the Administrative Agent for the account of such Issuing Bank at the Administrative Agent’s Account in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(b)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Advances because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate equal to the Applicable Margin plus 2% per annum. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such Issuing Bank pursuant to Section 2.03(b)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Revolving Advance or L/C Advance pursuant to this Section 2.03(b) to reimburse such Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Pro Rata Share of such drawing shall be solely for the account of such Issuing Bank.

(v) Each Revolving Lender’s obligation to make Revolving Advances or L/C Advances to reimburse any Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(b), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse any Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of any Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(b) by the time specified in Section 2.03(b)(ii), such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of such Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(b)(vi) shall be conclusive absent manifest error.

(c) Repayment of Participations. (i) At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(b), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.03(b)(i) is required to be returned under any of the circumstances described in Section 7.10 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(d) Role of Issuing Bank. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, each Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by any Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent nor any of the respective correspondents, participants or assignees of such Issuing Bank shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the

Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Administrative Agent, nor any of the respective correspondents, participants or assignees of such Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(j); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(e) Cash Collateral. Upon the occurrence and during the continuance of any Event of Default, at the request of the Administrative Agent, (i) if an Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances held in the Cash Collateral Account and all proceeds of the foregoing. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under Applicable Law, to reimburse each Issuing Bank.

(f) Applicability of ISP and UCP. Unless otherwise expressly agreed by an Issuing Bank and the Borrower upon issuing an L/C Credit Extension (including any such agreement applicable to Existing L/Cs), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Trade Letter of Credit.

(g) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(h) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the L/C Credit Extensions for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(i) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of L/C Credit Extensions issued during the previous week and drawings during such week under each Letter of Credit, (B) to each Revolving Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of L/C Credit Extensions issued during the preceding month and drawings during such month under each Letter of Credit and (C) to the Administrative Agent and each Revolving Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate L/C Obligations during the preceding calendar quarter of all Letters of Credit.

(j) Obligations Absolute. The obligation of the Borrower to reimburse each Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it pursuant to Section 2.03(a)(iv) and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

SECTION 2.04. Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Final Maturity Date the aggregate principal amount of all Advances made to the Borrower and which are then outstanding.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least 10 Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portion of the Revolving Commitments, the Term Commitments and the Letter of Credit Sublimit; provided that (i) each partial reduction of a Facility shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) each partial reduction of a Facility shall be made ratably among the Appropriate Lenders in accordance with their respective Commitments with respect to such Facility.

(b) Mandatory. (i) The Revolving Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Advances outstanding thereunder is required to be made pursuant to Section 2.06(b) by an amount equal to the applicable Reduction Amount. If after giving effect to any reduction or termination of the Revolving Commitments pursuant to this Section 2.05(b), the Letter of Credit Sublimit exceeds the Revolving Facility, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(ii) All unused Term Commitments shall terminate on the earlier to occur of (a) 5:00 p.m. on the Closing Date, (b) the termination in full of the Term Commitments pursuant to Section 2.05(a), or (c) the termination of the Term Commitments in accordance with Section 6.01.

(iii) The Revolving Commitments shall terminate on the earlier to occur of (a) 5:00 p.m. on the Final Maturity Date, (b) the termination in full of the Revolving Commitments pursuant to Section 2.05(a), (c) the termination in full of the Revolving Commitments pursuant to Section 2.05(b)(i), or (d) the termination of the Revolving Commitments in accordance with Section 6.01.

SECTION 2.06. Prepayments. (a) Optional. The Borrower may, with respect to Advances made to it, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the

Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 8.04(d).

(b) Mandatory. Upon any sale, transfer or other disposition of any assets or property by the Borrower or any Regulated Subsidiary, the Borrower shall prepay an aggregate principal amount of the Advances equal to 100% of the Net Cash Proceeds received therefrom promptly upon receipt thereof by the Borrower or such Regulated Subsidiary; provided that the foregoing shall not apply to (i) any sale, transfer or other disposition of any asset or property of the Borrower or any Regulated Subsidiary permitted under Sections 5.02(e)(i) through 5.02(e)(v), 5.02(e)(vii) or 5.02(e)(viii) or (ii) any Equity Interests in, or assets or property of, Mountaineer Gas; provided further notwithstanding the foregoing, the Borrower and its Regulated Subsidiaries shall be entitled to retain the first $100,000,000 of Net Cash Proceeds from any other sale, transfer or other disposition in respect of any of the assets or property of the Borrower or its Regulated Subsidiaries received by the Borrower and its Regulated Subsidiaries in the aggregate and shall not be required to repay Term Advances, L/C Borrowings or Revolving Advances or Cash Collateralize L/C Obligations pursuant to this Section 2.06(b) with such proceeds. Prepayments pursuant to this Section 2.06(b) shall be applied first, to repay Term Advances outstanding at such time until all such Term Advances are paid in full, second, to repay L/C Borrowings outstanding at such time until all such L/C Borrowings are paid in full, third, to repay Revolving Advances outstanding at such time until all such Revolving Advances are paid in full, fourth, to Cash Collateralize the L/C Obligations (the sum of such prepayment amounts and Cash Collateralization amounts being the “Reduction Amount”).

(c) Other Amounts. Concurrently with any prepayment of Advances under this Section 2.06 by the Borrower, the Borrower shall pay to the applicable Lender or Issuing Bank, all accrued fees, costs and expenses, accrued interest thereon, if any, and any other amounts due under the Loan Documents in respect of the principal amount of the Advances or L/C Borrowings so prepaid, including, without limitation, pursuant to Section 8.04(e).

SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears each Quarterly Date during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on such day that occurs during such Interest Period every three months from the date of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid by it when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a Notice of Conversion/Continuation pursuant to Section 2.10(a)(ii) or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, in each case, from the Borrower, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders a commitment fee from the date hereof in the case of each Initial Lender holding a Revolving Commitment and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Revolving Lender in the case of each other Revolving Lender until the Final Maturity Date, commencing on the Closing Date, and payable quarterly in arrears on the first Business Day after the end of each Quarterly Date and on the Final Maturity Date, at the rate of 0.50% per annum on the sum of the average daily Unused Commitment of such Revolving Lender during such fiscal quarter.

(b) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each Quarterly Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Default exists, all Letter of Credit Fees shall accrue at the Applicable Margin plus 2%.

(c) Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank, Etc. The Borrower shall pay directly to the relevant Issuing Bank for its own account a fronting fee with respect to each Letter of Credit in the amount equal to 0.35% of the L/C Obligations (whether or not such maximum amount is then in effect under such Letter of Credit) (the “Fronting Fee”). The Fronting Fee shall be computed on a quarterly basis in arrears and shall be due and payable on each Quarterly Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(d) Agent Fees. The Borrower shall pay to the Administrative Agent for their own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent.

SECTION 2.09. Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.10. Interest Elections. (a) Optional. (i) The Borrower may on any Business Day elect to Convert all or any portion of the Advances comprising the same Borrowing from one Type into Advances of the other Type, and in the case of Eurodollar Rate Advances, may elect Interest Periods therefor, all as provided in this Section 2.10. The Borrower may elect different options with respect to different portions of the Borrowing, in which case each such portion shall be allocated ratably among the Lender Parties in accordance with their Commitments. At no time shall the total number of different Interest Periods for all Eurodollar Rate Advances outstanding exceed four.

(ii) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) by telecopier or electronic mail (a “Notice of Conversion/Continuation”) of the Conversion or Continuation, as the case may be, (i) by 1:00 p.m. (New York City time) on the requested date of a Conversion into Base Rate Advances and (ii) by 11:00 a.m. (New York City time) three Business Days prior to a Continuation of or Conversion into Eurodollar Rate Advances; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lender Parties in accordance with their Commitments. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (A) if different options are being elected with respect to different portions of the Borrowings, the portions thereof that are to be allocated to each resulting election (in which case the information to be specified pursuant to clauses (C) and (D) shall be specified for each resulting portion); (B) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (C) whether the resulting Borrowings are to be comprised of Base Rate Advances or Eurodollar Rate Advances; and (D) if the resulting Borrowings are to be comprised of Eurodollar Rate Advances, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests that the relevant Borrowing be comprised of Eurodollar Rate Advances but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. Each Notice of Conversion/Continuation shall be irrevocable and binding on the Borrower.

(iii) If, on the expiration of any Interest Period in respect of any Eurodollar Rate Advances, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Advances are repaid as provided herein, the Borrower shall be deemed to have elected to Convert such Advances to Base Rate Advances. No Advances may be Converted into, or Continued as, Eurodollar Rate Advances if a Default has occurred and is continuing, unless the Administrative Agent and the Required Lenders shall have otherwise consented in writing.

(iv) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender Party of the details thereof and of such Lender Party’s ratable share of each election.

(v) Upon the occurrence and during the continuance of any Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest

Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lender Parties to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(vi) If any Advance is converted to a different Type of Advance, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount so converted.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $2,000,000 such Advances shall automatically Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances to be made to it in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Default, (A) each Eurodollar Rate Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.11. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances to the Borrower or of agreeing to maintain or participate in the L/C Credit Extensions or of agreeing to make or of making or funding or maintaining L/C Credit Extensions to the Borrower (excluding, for purposes of this Section 2.11, any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.11(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to participate in the making of L/C Credit Extensions hereunder and other commitments of such type or the maintenance of or participation in the L/C Credit Extensions (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to participate in the L/C Credit Extensions or to the issuance or maintenance of or participation in L/C Credit Extensions. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes required of it, regardless of any right of counterclaim or setoff, not later than 11:00 a.m. (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in immediately available funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder by the Borrower and under its Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(e), from and after the effective date of such Assignment and Acceptance, the

Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party by the Borrower is not made when due hereunder or, in the case of a Lender, under its Note or Notes, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c) All computations of interest based on the Base Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of the year of 365 or 366 days, as the case may be, and all computation of interest based on the Eurodollar Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due by the Borrower to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) If the Administrative Agent receives funds from the Borrower for application to the Obligations of the Borrower under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances of the Borrower and the L/C Obligations then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed by the Borrower to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct; provided that the Borrower shall not be liable to any Lender Party with respect to any such distribution by the Administrative Agent.

SECTION 2.13. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future withholding taxes, including levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Administrative Agent, as the case may be, (i) taxes imposed on (or measured by) its overall net income, or any franchise taxes or similar taxes imposed for the privilege of carrying on a business in corporate form (other than taxes imposed as a result of entering into this Agreement and the transactions contemplated hereby), or taxes measured by its net worth or shareholder’s capital, by the United States, or by the jurisdiction under the laws of which such recipient is organized in which its Applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Applicable Lending Office of any Lender Party is located and (iii) withholding taxes excluded pursuant to clause (e) of this Section 2.13 (all such non-excluded taxes, including levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any of the Notes to any Lender Party or the Administrative Agent, (A) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender Party or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make all such deductions and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Notes, but excluding all other U.S. federal taxes other than withholding taxes (hereinafter referred to as “Other Taxes”). If revised disclosure regulations under Section 6011 of the Code are issued which modify the definition of a “reportable transaction” so that it does not include a transaction where the issuer of a debt instrument provides an indemnity for taxes, in addition to withholding taxes imposed on interest paid on the debt instrument, for purposes of subsections (a) and (b) of this Section 2.13, the terms “Taxes” and “Other Taxes” shall include all such taxes (other than any taxes described in clauses (i), (ii) and (iii) of Section 2.13(a) above), whether or not collected by way of withholding.

(c) The Borrower shall indemnify each Lender Party and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and reasonable expenses)

arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d) As soon as practicable (but in no event later than 90 days after the date of any payment of Taxes), the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. Excluding payments made by the Administrative Agent, in the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.13, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two duly completed copies of (i) Internal Revenue Service Form W-8ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Lender Party’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8BEN, or any successor form thereto, certifying that such Lender Party is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8BEN or any successor form thereto, together with a certificate stating that (1) the Lender Party is not a bank for purposes of Code Section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Lender Party, pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section; (2) the Lender Party is not a 10% shareholder of the Borrower within the meaning of Code Section 871(h)(3) or 881(c)(3)(B); and (3) the Lender Party is not a controlled foreign corporation that is related to the Borrower within the meaning of Code Section 881(c)(3)(C); or (iv) such other governmental forms as may be applicable to the Lender Party, including Forms W-8IMY or W-8EXP, which will reduce the rate of withholding tax on payments of interest. Each Lender Party organized under the laws of the United States that is not a corporation shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time as requested in writing by the Borrower, provide each of the Administrative Agent and the Borrower with two duly completed copies of Internal Revenue Service Form W-9. Each Lender Party shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender Party (but only to the extent such Lender Party is lawfully able to do so). Each such Lender Party shall promptly notify the Borrower at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose). If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required by the applicable Internal Revenue Service form (or related certificate described above), that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f) Notwithstanding the foregoing, for any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.13 with respect to Taxes imposed by the United States by reason of such failure; provided that should a Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office or Domestic Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(h) If any Lender Party determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrower pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.13 exceeding the amount needed to make such Lender Party whole, such Lender Party shall pay to the Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit.

SECTION 2.14. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from the Advances or L/C Credit Extensions and/or L/C Borrowings owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of enforcement or otherwise) the Advances or L/C Borrowings owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable, payable to the order of such Lender Party in a principal amount equal to the Advances and/or L/C Borrowings owing to, or to be made by, such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(e) shall record (i) the date and amount of each Advance or L/C Advance or L/C Borrowing made hereunder (or deemed to be made hereunder), whether such Advance or L/C Borrowing bears interest at the Base Rate or the Eurodollar Rate, and, if appropriate, the Interest Period applicable thereto; (ii) the terms of each Assignment and Acceptance delivered to and accepted by it; (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party; and (iv) the amount of any sums received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.15. Use of Proceeds. The proceeds of the Advances and issuances of any Letter of Credit shall be available (and the Borrower agrees that it shall use such proceeds and each Letter of Credit) solely (a) on the Closing Date (i) in the case of the Initial Borrowing, to repay in full the Existing AYE Debt owing by it, (ii) to replace the Existing L/Cs, and (b) each subsequent Revolving Borrowing, for working capital for the Borrower and its Subsidiaries.

ARTICLE III

CONDITIONS TO BORROWING

SECTION 3.01. Conditions Precedent to the Initial Borrowing. No Lender shall be required or obligated to make any Advance, the Initial Issuing Bank shall not be required or obligated to replace the Existing L/Cs, and each Issuing Bank shall not be required or obligated to make L/C Credit Extensions, in each case, until the first Business Day on which the following conditions precedent have been satisfied (or waived, as evidenced by an “effective date” notice to the Borrower from each Issuing Bank and the Lenders), as determined by each Lender and each such Issuing Bank (provided that if the Closing Date does not occur on or before April 15, 2004, the Commitments and L/C Credit Extensions of the Lender Parties shall terminate on such date):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) (unless otherwise specified), each properly executed by a Responsible Officer of the Borrower (if executed by the Borrower), each dated the date of the Initial Borrowing (the “Closing Date”) (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender Parties (unless otherwise specified) and in sufficient copies for each Lender Party (unless otherwise specified):

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender Party and the Borrower;

(ii) to the extent requested, duly executed Notes of the Borrower for the account of each Lender that has so requested complying with the provision of Section 2.14 hereof;

(iii) certified copies of resolutions of the board of directors of the Borrower approving the Transactions to which the Borrower is or is to be a party (the “AYE Transactions”) and the execution, delivery and performance of each Transaction Document to which the Borrower is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the AYE Transactions and each Transaction Document to which the Borrower is or is to be a party;

(iv) copies of a certificate of the Secretary of State of Maryland, certifying (A) as to a true and correct copy of the certificate of incorporation or formation of Borrower and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such certificate on file in such Secretary’s office, (2) the Borrower has paid all franchise taxes to the date of such certificate and (3) the Borrower is duly formed and in good standing or presently subsisting under the laws of the State of Maryland;

(v) copies of a certificate of the Secretary of State of each jurisdiction (other than the jurisdiction of its formation) set forth in Schedule 4.01(b) stating that the Borrower is duly qualified to do business and in good standing as a foreign corporation in such State and has filed all annual reports required to be filed to the date of such certificate, as applicable;

(vi) certificates signed on behalf of the Borrower by its secretary or any assistant secretary (the statements made in which certificate shall be true on and as of the Closing Date), certifying (A) as to a true and correct copy of the Constituent Documents of Borrower as of the Closing Date and each amendment to its Constituent Documents, if any, from the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted to the Closing Date, (B) the due incorporation or formation and good standing or valid existence of the Borrower under the laws of the State of Maryland, and the absence of any proceeding for the dissolution or liquidation of the Borrower; and (C) the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(vii) copies of each of the interim Consolidated financial statements (consolidated balance sheets and income statements) of the Borrower and its Subsidiaries for each of the first three fiscal quarters of the Borrower and the Subsidiaries for Fiscal Year 2003, accompanied by an Officer’s Certificate of the Borrower certifying that, (A) the copies of such financial statements fairly present the financial conditions of the Borrower and its Subsidiaries as of the date of such financial statements and the results of operations of the Borrower and its Subsidiaries for the period indicated in such financial statements, all in accordance with GAAP and subject to normal year-end audit adjustments and the absence of footnotes and (B) such financial statements have been duly filed with the SEC;

(viii) forecasts prepared by management of the Borrower of balance sheets, income statements and cash flow statements of the Borrower, reasonably acceptable to the Administrative Agent, on a consolidated and unconsolidated basis, for each fiscal quarter commencing with the fiscal quarter ending March 31, 2004 through the fiscal quarter ending March 31, 2007;

(ix) legal opinions of appropriate counsel for the Borrower, as to such matters as any Lender may reasonably request;

(x) a legal opinion of Shearman & Sterling LLP, counsel to the Administrative Agent, as to such matters as the Administrative Agent may reasonably request;

(xi) copies of each Material Governmental Approval, accompanied by an Officer’s Certificate of the Borrower, attaching copies of all Material Governmental Approvals and certifying that (A) the copies of each of the Material Governmental Approvals delivered pursuant to this Section 3.01(a)(xi) are true, correct and complete copies of such Material Governmental Approval; (B) each Governmental Approval is in full force and effect, and is not subject to any pending appeal, intervention or similar proceeding or any unsatisfied condition that may result in modification or revocation thereof; (C) any and all conditions set forth in all Governmental Approvals that are then required to be satisfied have been satisfied; and (D) to the best knowledge of the Responsible Officer providing such Officer’s Certificate, no event has occurred that could reasonably be expected to result in the modification, cancellation or revocation of any Governmental Approval;

(xii) copies of each Material Contract in existence as of the Closing Date, accompanied by an Officer’s Certificate of the Borrower, attaching copies of all such Material Contracts, and certifying that (A) the copies of the Material Contracts delivered pursuant to this Section 3.01(a)(xii) are true, correct and complete copies of such Material Contract; (B) no term or condition of any Material Contract has been amended from the form thereof delivered pursuant to this Section 3.01(a)(xii) (other than in connection with any amendments or supplements so delivered); and (C) other than as set forth in the Disclosed Litigation, (1) each Material Contract delivered pursuant to this Section 3.01(a)(xii) is in full force and effect, enforceable against the Borrower or any of its Subsidiaries which is a party thereto in accordance with its terms and, to the Borrower’s best knowledge, enforceable against each other party thereto in accordance with its terms; (2) neither the Borrower nor any of its Subsidiaries nor, to the best knowledge of the Borrower, any other party to any Material Contract delivered pursuant to this Section 3.01(a)(xii) is in default thereunder, except as otherwise set forth in Schedule 4.01(u); and (3) each of the Borrower and its Subsidiaries and, to the Borrower’s best knowledge, each other Person party to each Material Contract delivered pursuant to this Section 3.01(a)(xii) has complied with all conditions precedent to its obligations under such Material Contract required to be performed or complied with by any such Person as of the Closing Date;

(xiii) a certificate from the Chief Financial Officer of the Borrower attesting to the Solvency of (A) the Borrower and (B) the Borrower and its Subsidiaries, when considered as a whole, immediately before and immediately after giving effect to the Transactions consummated on the Closing Date, in each case giving pro forma effect to such Transactions;

(xiv) copies of each of the AESC Loan Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent may reasonably request, accompanied by an Officer’s Certificate of AESC, certifying that (A) the copies of the AESC Loan Documents delivered pursuant to this Section 3.01(a)(xiv) are true, correct and complete copies of such AESC Loan Documents; (B) no term or condition of any AESC Loan Document has been amended as of such date from the form thereof delivered pursuant to this Section 3.01(a)(xiv) (other than in connection with any amendments or supplements so delivered); and (C) all of the conditions precedent necessary for the incurrence or continuation of Debt under the AESC Loan Documents (other than Section 3.01(e) of the AESC Common Terms Agreement) have been satisfied.

(xv) certificates signed by a Responsible Officer of the Borrower to the effect that (A) the representations and warranties contained in Article IV are true and correct on and as of the Closing Date as though made on and as of such date both immediately before and immediately after giving effect to the Initial Borrowing; and (B) no Default has occurred and is continuing or would result from the Initial Borrowing or the consummation of that portion of the Transactions being effected on the Closing Date (the “Closing Date Transactions”); and

(xvi) Such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender reasonably may require.

(b) There shall exist (i) no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries or any such Person’s properties pending or threatened, before any court, before or by any Governmental Authority or before any arbitrator and (ii) no default by any such Person under any applicable order, writ, injunction or decree of any court, Governmental Authority or arbitrator, in the case of either clause (i) or (ii) which (A) could reasonably be expected to have a Material Adverse Effect other than the matters described on Schedule 4.01(e) (the “Disclosed Litigation”); (B) purports to affect the Transactions or any portion thereof, the ability of the Borrower or any of its Subsidiaries to perform their respective obligations under the Transaction Documents; or (C) purports to affect the legality, validity or enforceability of any Transaction Document, or the consummation of the Transactions, and there shall have been no Material Adverse Change, in the status of, or financial effect on, the Borrower or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(e).

(c) All Governmental Approvals shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders), are in full force and effect and are final (except for potential court review of SEC Order dated February 3, 2004 (Holding Co. Act Release No. 27796) as provided in Section 24 of PUHCA, and do not contain any restrictions, conditions or requirements which are then required to be satisfied and have not been satisfied; all then-applicable waiting periods in connection with the Transactions shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the Transactions.

(d) There shall not exist any default or event of default in respect of any Surviving Debt or any Material Contract of the Borrower or any of its Subsidiaries.

(e) All conditions to the incurrence or continuation of Debt in a minimum aggregate amount of $1,250,000,000 under the AESC Loan Documents shall have been satisfied (other than Section 3.01(e) of the AESC Common Terms Agreement).

(f) Except for Disclosed Matters, since December 31, 2002, there shall not have occurred any Material Adverse Change.

(g) All required stamp duties, registration fees, filing costs and other charges in connection with the execution, delivery, filing, or admissibility in evidence of the Loan Documents required to be paid on or prior to the Closing Date shall have been paid in full or an appropriate exemption therefrom shall have been obtained.

(h) All Taxes (i) due and payable on or prior to the Closing Date in connection with the execution, delivery, filing, recording or admissibility in evidence of the Loan Documents or to ensure the legality, validity, enforceability, or admissibility in evidence of the Loan Documents and (ii) due and payable on or prior to the Closing Date by the Borrower in connection with the consummation of the transactions contemplated by, and the performance of, the Loan Documents shall, in the case of clauses (i) and (ii) of this Section 3.01(h), have been duly paid in full.

(i) The representations and warranties of the Borrower contained in Article IV shall be true and correct, on and as of the Closing Date (immediately before and immediately after the consummation of the Closing Date Transactions, including the making of the Initial Borrowing), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(j) No Default shall exist, or would result from the consummation of the Closing Date Transactions, including the making of the Initial Borrowing or from the application of the proceeds from the Initial Borrowing and the Debt incurred under the AESC Loan Documents.

(k) The Borrower shall have surrendered, or shall have caused each respective beneficiary under the Existing L/Cs to surrender, the Existing L/Cs in exchange for issuance and delivery by the Initial Issuing Bank of replacement Letters of Credit hereunder pursuant to Section 2.01(c) following confirmation from the Initial Issuing Bank to the Administrative Agent to release such Letters of Credit to the Borrower.

(l) The Borrower shall have paid all accrued fees of the Administrative Agent, the Lender Parties and the Arranger Parties and all accrued expenses of the Administrative Agent (including all fees and expenses of counsel or PA Consulting payable pursuant to Section 8.04(a)) to the extent invoiced at least three Business Days prior to the Closing Date.

SECTION 3.02. Conditions Precedent to Each Borrowing and L/C Credit Extension. The obligation of each Lender to make an Advance (other than a L/C Advance made by an Issuing Bank or a Revolving Lender pursuant to Section 2.03(a)) on the occasion of each Borrowing (including the Initial Borrowing) to the Borrower, and the obligation of the Initial Issuing Bank to issue, amend or extend any Letter of Credit (including the replacement of the Existing L/Cs), shall be subject to the further conditions precedent that on the date of such Borrowing or L/C Credit Extension, the following statements shall be true (and each of (a) the giving of the applicable Notice of Borrowing and (b) the acceptance by the Borrower of the proceeds of such Borrowing or Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance such statements are true):

(i) the representations and warranties of the Borrower contained in Article IV are true and correct on and as of such date, before and after giving effect to such Borrowing or L/C Credit Extension and to the application of the proceeds therefrom, as though made on and as of such date (other than as to any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or L/C Credit Extension, in which case they shall be true and correct as of such specific date); and

(ii) no Default has occurred and is continuing, or would result from the consummation of the Transactions, such Borrowing or L/C Credit Extension or from the application of the proceeds therefrom.

SECTION 3.03. Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the date of the Borrowing or issuance of any Letter of Credit (as applicable) specifying its objection thereto and, in the case of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants to each Lender Party and the Administrative Agent as of the date hereof, as of the Closing Date and as of the date of any Revolving Borrowing or issuance of an L/C Credit Extension, as follows:

(a) Each of the Borrower and its Subsidiaries (i) is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified to do business and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (iii) has all requisite corporate or limited liability company (as applicable) power and authority (including all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except, in the case of clauses (ii) and (iii) only, where the failure to so qualify or be so licensed, or to have such power and authority, could not reasonably be expected to have a Material Adverse Effect or as disclosed on Schedule 4.01(a).

(b) Other than as disclosed on Schedule 4.01(a), the execution, delivery and performance by it of each Loan Document to which it is or is to be a party, and the consummation of the AYE Transactions, are within its corporate powers, have been duly authorized by all necessary corporate action, and do not and will not (i) contravene its Constituent Documents, (ii) violate any law, rule, regulation (including Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting its or any of its properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of its Assets. It is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably expected to have a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) its due execution,

delivery, recordation, filing or performance of any Loan Document to which it is or is to be a party, or for the consummation of the AYE Transactions, or (ii) the exercise by any Lender Party of its rights under the Loan Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(c) (the “Governmental Approvals”), all of which have been duly obtained, taken, given or made, are in full force and effect, are held in its name, are not subject to appeal (except for potential judicial review of the SEC Order dated February 3, 2004 (Holding Co. Act Release No. 27796) as provided in Section 24 of PUHCA), intervention, rehearing, reconsideration or similar proceeding and are free from any conditions or requirements that have not been satisfied, and are required to be satisfied, on or prior to the dates as of which this representation and warranty is made or reaffirmed. All applicable waiting periods in connection with the AYE Transactions have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the AYE Transactions.

(d) This Agreement has been, and each other Loan Document to which it is or is to be a party when delivered hereunder will have been, duly executed and delivered by it. This Agreement is, and each other Loan Document to which it is a party when delivered hereunder will be, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e) There is no action, suit, investigation, litigation or proceeding affecting it or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) affects or purports to affect the legality, validity or enforceability of any Loan Document to which it is a party or the consummation of the Transactions, and there has been no change in respect of the Disclosed Litigation described on Schedule 4.01(e) which could reasonably be expected to have a Material Adverse Effect.

(f) (i) Each of the financial statements of the Borrower delivered to the Administrative Agent pursuant to Sections 3.01(a)(vii), 5.03(b) and 5.03(c) is true, complete and correct in all material respects as of the date of such statement, has been prepared in accordance with GAAP (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes), and fairly presents the financial condition and results of operations of the Borrower and its Subsidiaries as of the date thereof. Except as (i) previously disclosed publicly by the Borrower or any of its Subsidiaries or (ii) set forth in Schedule 4.01(f), there are no material liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due, but not including any liabilities or obligations that would not be required to be disclosed in a financial statement, including the footnotes thereto, pursuant to GAAP, for the period to which such financial statements relate) that could reasonably be expected to have a Material Adverse Effect. Except as (i) previously disclosed publicly by the Borrower or any of its Subsidiaries or (ii) set forth in

Schedule 4.01(f), since the date of the most recent financial statements delivered by the Borrower under this Agreement, no event, condition, occurrence or circumstance has existed or has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect. Except as (i) previously disclosed publicly by the Borrower or any of its Subsidiaries or (ii) set forth in Schedule 4.01(f), the Borrower does not know of any reasonable basis for the assertion against it or any of its property or assets of any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) that is not fully reflected in the financial statements which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(ii) The Consolidated forecasted balance sheets, statements of income, statements of cash flows of the Borrower delivered pursuant to Section 3.01(a)(vi) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, a reasonable good faith estimate of future financial performance by the Borrower and its Subsidiaries.

(iii) Except for Disclosed Matters, since December 31, 2002, no Material Adverse Change has occurred.

(g) Neither the Information Memorandum nor any other information, exhibit or report furnished by the Borrower and its Subsidiaries to the Administrative Agent, any Arranger Party or any other Lender Party in connection with the negotiation and syndication of the Loan Documents, the consummation of the Transactions or pursuant to the terms of the Loan Documents, when taken together with the information contained in the Borrower’s most recent annual report on Form 10-K (the “Form 10-K”) and in the Borrower’s reports filed with the SEC under the Securities Exchange Act of 1934 subsequent to the filing of the Form 10-K, contained, contains or will contain, taken as a whole, (as of the date on which such information is or was provided to the Administrative Agent, any Arranger Party or any Lender Party, as modified or otherwise supplemented by information so provided) any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, exhibit or report was based upon or constitutes a forecast or projection, the Borrower represents only that such information was prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts or projections, and represented, at the time of delivery thereof, a reasonable good faith estimate of future financial performance by the Borrower and its Subsidiaries (it being understood that such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that the Borrower makes no representation as to the attainability of such forecasts or projections or as to whether such forecasts or projections will be achieved or materialize).

(h) It is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance made to it or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(i) Neither the Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the 1940 Act. Neither the making of any Advances to it, nor the issuance of any Letter of Credit, nor the application of the proceeds or repayment thereof by it, nor its execution, delivery and performance of the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the SEC thereunder.

(j) The Borrower is, individually and together with its respective Subsidiaries, Solvent.

(k) No ERISA Event has occurred with respect to any Plan that has resulted in a material liability which could be reasonably likely to have a Material Adverse Effect. Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, filed with the Internal Revenue Service is complete and accurate, and since the date of such Schedule B there has been no material adverse change which could reasonably be expected to have a Material Adverse Effect on such funding status. Except as could not reasonably be expected to have a Material Adverse Effect, neither it nor any ERISA Affiliate (i) has incurred any Withdrawal Liability to any Multiemployer Plan, or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA.

(l) (i) Except as disclosed on Schedule 4.01(l) or in the Borrower’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, its operations and properties, and the operations and properties of each of its Subsidiaries, comply in all respects with all applicable Environmental Laws and Environmental Permits. Except as could not reasonably be expected to have a Material Adverse Effect, (A) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs and (B) no circumstances exist that could reasonably be expected to (I) form the basis of an Environmental Action against it or any of its Subsidiaries or any of their properties or (II) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) Except as disclosed on Schedule 4.01(l) or in the Borrower’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, (A) none of the properties currently or formerly owned or operated by it or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list, (B) there are no and never have been any unlawful underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by it or any of its Subsidiaries or on any property formerly owned or operated by it or any of its Subsidiaries, and (C) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by it or any of its Subsidiaries.

(iii) Except as disclosed on Schedule 4.01(l) or in the Borrower’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, (A) neither it nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law and (B) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by it or any of its Subsidiaries have been used, sold or disposed of in a manner not reasonably expected to result in material liability to it or any of its Subsidiaries.

(m) (i) Neither it nor any of its Subsidiaries is party to any tax sharing agreement other than the Tax Allocation Agreement. Insofar as then required thereunder, all amounts due and payable by it or any of its Subsidiaries under the Tax Allocation Agreement have been paid, and all amounts due and payable to it or any of its Subsidiaries under any tax sharing agreement have been received (including amounts by way of compensation for the use of tax benefits), except as could not reasonably be expected to have a Material Adverse Effect.

(ii) It has, and each of its Subsidiaries has, filed, has caused to be filed or been included in all tax returns (federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except (A) to the extent that the aggregate amount of any unpaid taxes due, together with applicable interest and penalties, does not exceed $25,000,000 or (B) to the extent such unpaid taxes are subject to Contest.

(n) Since December 31, 2003, neither its business nor properties, nor the business or properties of any of its Subsidiaries, have been affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty that is not covered by insurance and could reasonably be expected to have a Material Adverse Effect.

(o) Each of the Borrower and its Regulated Subsidiaries has good, marketable and insurable title to all real property owned by the Borrower or such Regulated Subsidiary (as the case may be), free and clear of all Liens, other than Liens permitted by Section 5.02 of this Agreement.

(p) To the best knowledge of the Borrower, each lease of real property under which the Borrower or any of its Subsidiaries is the lessee is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except to the extent limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(q) Set forth on Schedule 4.01(q) is a complete and accurate list as of the Closing Date (except, solely with respect to the amount thereof, as otherwise indicated therein) of each Qualifying Obligation constituting Debt for Borrowed Money owed by the Borrower or any of its Subsidiaries, showing the amount, obligor or issuer, creditor and maturity thereof.

(r) Set forth on Schedule 4.01(r) is a complete and accurate list as of the Closing Date of all Liens (other than Permitted Liens and Liens specified in clause (iii) below)

on the property or assets of the Borrower and its Regulated Subsidiaries, showing the lienholder thereof and the property of or assets of the Borrower or any of its Regulated Subsidiaries subject thereto. As of the Closing Date, the property of the Borrower and its Regulated Subsidiaries is subject to no Liens other than (i) Liens set forth on Schedule 4.01(r), (ii) Permitted Liens and (iii) Liens existing as of the Closing Date but not set forth on Schedule 4.01(r) which secure, individually, an amount of Obligations not to exceed $5,000,000 or which secure, in the aggregate, an amount of Obligations not to exceed $25,000,000.

(s) Set forth on Schedule 4.01(s) is a complete and accurate list as of the Closing Date of all Investments held by the Borrower or any of its Subsidiaries other than (i) Cash Equivalents, (ii) extensions of credit in the ordinary course and (iii) Investments which have, in the aggregate, a fair market value of less than $5,000,000.

(t) The Borrower is a “registered holding company”, as such term is defined in PUHCA. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its Subsidiaries has all authorizations and approvals from the FERC or other Governmental Authority required to provide the services and goods (including electric capacity, energy and ancillary services) it sells, including all necessary rate schedules on file and effective with the FERC for the Borrower and its Subsidiaries to sell electricity at wholesale and authorizations necessary for the Borrower and its Subsidiaries to engage in existing affiliate transactions.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants of the Borrower. The Borrower covenants and agrees that on and after the date hereof and until the Notes, together with all accrued interest thereon, fees and all other Senior Debt Obligations are paid in full and all Commitments and each Letter of Credit shall have terminated, it will:

(a) Compliance with Laws. Comply, and cause each of its Subsidiaries to comply in all material respects with all Applicable Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Compliance with Environmental Laws. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, (ii) obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties and (iii) conduct, and cause each of its Subsidiaries to conduct, any required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties required under any Environmental Law.

(c) Governmental Approvals. Obtain and maintain, and cause each of its Subsidiaries to obtain and maintain, all Governmental Approvals (including the Material Governmental Approvals) that are required of it for the validity or enforceability of the Loan

Documents and the Material Contracts, the ongoing operations of their respective businesses and to issue, declare or pay dividends or distributions, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Payment of Taxes, Etc. Pay and discharge, and cause each of its Regulated Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, will by law become a Lien upon its property not permitted by Section 5.02; provided that neither the Borrower nor any of its Regulated Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is the subject of a Contest.

(e) Insurance. Maintain, and cause each of its Regulated Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it or such Subsidiary operates.

(f) Preservation of Corporate Existence, Etc. Except as could not reasonably be expected to have a Material Adverse Effect, preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, rights (charter or statutory), permits, licenses, approvals, franchises, and privileges in the jurisdiction of its formation and in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d).

(g) Visitation Rights. At any reasonable time and from time to time at the cost and expense of the Borrower, permit the Administrative Agent or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(h) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets with respect to all material transactions and business of the Borrower and each such Subsidiary in accordance with GAAP in effect from time to time.

(i) Maintenance of Properties, Etc. Operate, maintain and preserve, and cause each of its Subsidiaries to operate, maintain and preserve, all of its properties (other than any such properties as are immaterial or non-essential to the conduct of business by the Borrower and its Subsidiaries, taken as a whole) that are used or useful in the conduct of its business in good working order and condition (ordinary wear and tear excepted) in accordance with prudent practices then being utilized in the electric utility industry and in accordance with Applicable Laws (including Environmental Laws).

(j) Transactions with Affiliates. Other than as may be required by PUHCA, conduct, and cause each of its Subsidiaries to conduct, (i) all transactions with any of the Affiliates of the Borrower on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower and (ii) all transactions with a Person other than an Affiliate of the Borrower on terms that are without regard to any benefit or detriment to any Affiliate of the Borrower (other than any of the Borrower’s Subsidiaries); provided that this Section 5.01(j) shall not be deemed to permit any transaction otherwise prohibited by the terms of this Agreement. Without prejudice to the foregoing, and to the extent not otherwise prohibited by any other provision of the Loan Documents, the following transactions shall be deemed to be in compliance with the first sentence of this clause (j): (A) any transaction executed in accordance with the requirements of PUHCA, (B) any agreements made by the Borrower or any of its Subsidiaries with a utility to provide provider of last resort requirements, as such agreements are amended from time to time, so long as such provider of last resort agreements are with an Affiliate of the Borrower and approved by all applicable Governmental Authorities and (C) any transaction authorized under a tariff or rate schedule which has been approved by the FERC. For the avoidance of doubt, (I) any contracts existing on the date hereof to which the Borrower or any of its Subsidiaries is a party and copies of which have been delivered to the Lender Parties pursuant to Section 3.01 (and any renewals or replacements thereof on substantially the same terms) and (II) the Transaction Documents shall each be deemed to comply with this Section 5.01(j) except to the extent that the FERC or the SEC determines that any such contract is not in conformance with Applicable Law and such non-conforming contract is not on terms described in clauses (i) or (ii) of this Section 5.01(j).

(k) Further Assurances. (i) Promptly upon request by the Administrative Agent or any Lender Party, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by the Administrative Agent or any Lender Party, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, agreements, assignments, certificates, assurances and other instruments as the Administrative Agent or any Lender Party may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents and (B) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender Parties the rights granted or now or hereafter intended to be granted to the Lender Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which it is or is to be a party.

(l) Preparation of Environmental Reports. If the Administrative Agent shall reasonably believe that a material environmental event has occurred on any parcel of real property owned or leased by the Borrower or any of its Subsidiaries after the date hereof, provide to the Administrative Agent within 90 days after receipt of a written request from the Administrative Agent in which the Administrative Agent describes in reasonable detail the basis for such belief, at the expense of the Borrower, a Phase I environmental site assessment report for the properties described in such request prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of

Hazardous Materials and the estimated cost of any legally required compliance, removal or remedial action in connection with any Hazardous Materials on such properties. Without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may, at the time following the forty-fifth day after the request of the Administrative Agent, retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

(m) Compliance with Terms of Leaseholds. Except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (i) make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Regulated Subsidiaries is a party, (ii) keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, (iii) notify the Administrative Agent of any default by any party with respect to such leases and (iv) cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

(n) Maintenance of Ownership of Subsidiaries. Except as permitted under Section 5.01(f) or Section 5.02(d) or (e), maintain ownership and control of all Equity Interests that it holds in all of its Subsidiaries, directly or indirectly, free and clear of all Liens except as permitted by the Transaction Documents.

(o) Use of Proceeds. (i) Use the proceeds of (A) the Initial Borrowing to repay in full the Existing AYE Debt owing by it, (B) each subsequent Revolving Borrowing, for working capital for the Borrower and its Subsidiaries, and

(ii) Use (A) the Letters of Credit issued on the Closing Date to replace Existing L/Cs and (B) use Letters of Credit issued at any time after the Closing Date to support the working capital needs of the Borrower and its Subsidiaries.

(p) Ranking. Ensure that the Senior Debt Obligations owing by it at all times shall rank in right of payment at least pari passu in right of payment to all its other unsecured and unsubordinated Obligations.

(q) Taxes. Pay in full when due (or obtain an appropriate exemption therefrom) all Taxes (i) due and payable after the Closing Date in connection with its execution, delivery, filing, recording or admissibility in evidence of the Loan Documents to which it is a party or to ensure the legality, validity, enforceability, perfection or admissibility in evidence of the Loan Documents and (ii) due and payable after the Closing Date by the Borrower and its Subsidiaries in connection with the consummation of the transactions contemplated by, and the performance of, the Loan Documents to which it is a party.

(r) Stamp Duties, Etc. Pay in full when due (or obtain an appropriate exemption therefrom) all required stamp duties, registration fees, filing costs and other charges in connection with its execution, delivery, filing, recording, perfection, priority or admissibility in evidence of the Loan Documents to which it is a party required to be paid after the Closing Date.

(s) Material Contracts. Except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) perform and observe, and cause each of its Subsidiaries to perform and observe, all the terms and provisions of all Material Contracts required to be performed or observed by it, (ii) maintain each such Material Contract in full force and effect, (iii) enforce each such Material Contract in accordance with its terms, (iv) take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, (v) upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Borrower or any of its Subsidiaries is entitled to make under such Material Contract.

(t) Revised Schedule 4.01(r). By no later than March 31, 2004, provide to the Administrative Agent an amended Schedule 4.01(r) reflecting in addition to the information contained therein on the Closing Date, the principal amount of the obligations secured by the Liens listed on such Schedule 4.01(r) as of the Closing Date, accompanied by an Officer’s Certificate certifying that the information on such amended Schedule 4.01(r) is true, correct and complete in all material respects as of the Closing Date.

SECTION 5.02. Negative Covenants of the Borrower. The Borrower covenants and agrees that on and after the date hereof and until the Notes, together with all accrued interest thereon, fees and all other Senior Debt Obligations are paid in full and all Commitments and each Letter of Credit shall have terminated, it will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Regulated Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Regulated Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Regulated Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Regulated Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Regulated Subsidiaries to assign, any accounts or other right to receive income, except:

(i) any Liens created pursuant to Section 2.03(e);

(ii) Permitted Liens;

(iii) Liens existing on the date hereof and described on Schedule 5.02(a), including, without limitation, PCB Liens;

(iv) purchase money Liens upon or in real property, physical assets or equipment acquired or held by the Borrower or any of its Regulated Subsidiaries in the ordinary course of business to secure the purchase price of such real property, physical assets or equipment or to secure Debt permitted to be incurred pursuant to Section 5.02(b)(vi) incurred solely for the purpose of financing the acquisition, construction or improvement (including any Capital Expenditure) of any such real property, physical assets or equipment to be subject to such Liens, or Liens existing on any such real property, physical assets or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that (A) such Lien is incurred and the Debt secured thereby is created within 90 days after the acquisition, completion of construction or completion of improvement thereof (as applicable), and (B) no such Lien shall extend to or cover any property or equipment other than the real property, physical assets or equipment being acquired, constructed or improved; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(vi) at any time outstanding;

(v) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(vii); provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

(vi) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Regulated Subsidiary of the Borrower or becomes a Regulated Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Regulated Subsidiary or acquired by the Borrower or such Regulated Subsidiary;

(vii) other Liens affecting property with an aggregate fair value not to exceed $25,000,000;

(viii) the replacement, extension or renewal of any Lien permitted by clauses (iii) through (vii) above upon or in the same property theretofore subject thereto and, if such Lien secures Debt, upon the incurrence of any Permitted Refinancing Debt in respect of such Debt secured to the extent such Permitted Refinancing Debt is incurred in accordance with Section 5.02(b)(xvii).

(ix) Liens granted by the Borrower or any of its Regulated Subsidiaries in favor of a commercial trading counterparty, futures contract broker or other contract counterparty on accounts receivable, commodities covered by, other obligations owed to, and other rights of, the Borrower or any of its Regulated Subsidiaries, in each case, under any contract (other than for Debt) entered into in the ordinary course of business and to the extent permitted under Section 5.02(n) in connection with commercial and trading activities and ancillary services (including any netting agreement) to secure the Borrower’s or such Regulated Subsidiary’s obligations under such contract; provided that such Liens are granted in the ordinary course of business and when granted, do not secure obligations which are past due;

(x) Liens on cash, Cash Equivalents or accounts receivables (A) deposited in margin accounts with or on behalf of futures contract brokers or paid over to other contract counterparties (in the case of cash or Cash Equivalents) or (B) deposited (in the case of cash or Cash Equivalents) or pledged as collateral to a contract counterparty to secure obligations with respect to (1) contracts (other than for Debt) for commercial and trading activities in the ordinary course of business for the purchase, transmission, distribution, sale, storage, lease or hedge of any energy related commodity or (2) Hedge Agreements representing commodity price contracts, transmission agreements or derivatives or interest rate derivatives to the extent that the Borrower or such Regulated Subsidiary is permitted to enter into any such Hedge Agreement pursuant to Section 5.02(b)(v); provided that the amount of Obligation secured by Liens permitted by this Section 5.02(a)(x) shall not exceed $150,000,000 at any time outstanding; provided further that the face amount of accounts receivables pledged to a contract counterparty to secure obligations set forth in clauses (1) or (2) above shall not exceed $50,000,000 at any time outstanding;

(xi) Liens created to refinance or secure the MPC Credit Agreement pursuant to Section 5.01(k) of the MPC Credit Agreement;

(xii) Liens on or transfers of accounts receivable and contracts and instruments related thereto arising solely in connection with the sale of such accounts receivable pursuant to Section 5.02(e)(viii);

(xiii) Liens granted as cash or Cash Equivalents to defease Debt that could be prepaid without violating Section 5.02(l);

(xiv) Liens granted over cash or Cash Equivalents constituting proceeds from any sale or disposition of assets permitted under Section 5.02(e) deposited in escrow accounts to secured Debt permitted to be incurred under Section 5.02(b)(xi) in respect of such sale or disposition;

(xv) Liens granted to secure any Permitted Refinancing Debt incurred pursuant to Section 5.02(b)(xvii) in respect of any Surviving Debt with a maturity date occurring prior to the Final Maturity Debt; and

(xvi) subject to the PNC Control Agreement, Liens granted in favor of PNC Bank, National Association over cash, checks, deposit accounts, securities accounts and Cash Equivalents of the Borrower or its Subsidiaries held by PNC Bank, National Association from time to time to secure Debt permitted to be incurred under Section 5.02(b)(xx).

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than pursuant to the Loan Documents, except:

(i) Debt of the Borrower under the Loan Documents;

(ii) Debt of AESC or any of its Subsidiaries secured by a Lien over the property or assets of AESC or its Subsidiaries;

(iii) Surviving Debt;

(iv) unsecured intercompany Debt owed to the Borrower or any Subsidiary to the extent permitted under Section 5.02(f);

(v) Debt in respect of Hedge Agreements entered into in the ordinary course of business and consistent with prudent business practice to hedge or mitigate (A) risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities as a result of fluctuations in the prices of transmission, capacity or energy (or of any fuel required for the generation thereof) or (B) risks in respect of interest rate fluctuations; provided that in each case such Hedge Agreement shall not have been entered into for speculative purposes;

(vi) Debt incurred to finance all or any part of the acquisition, construction or improvement of any real property, physical assets or equipment (including any Capital Expenditures); provided that (A) such Debt is incurred prior to, or within 90 days after such acquisition or the completion of construction or completion of improvement or such Capital Expenditure and (B) such Debt has a scheduled maturity date that is at least six calendar months after the Final Maturity Date and does not require any scheduled amortization or mandatory prepayments thereof prior to such date; provided further that the aggregate principal amount of Debt permitted under this Section 5.02(b)(vi) shall not exceed $200,000,000 at any time outstanding;

(vii) Capitalized Leases in an aggregate principal amount not in excess of $100,000,000 at any time outstanding;

(viii) Debt of any Person that either (x) is merged into or consolidated with the Borrower or any Subsidiary, or (y) becomes a Subsidiary of the Borrower after the date hereof in either case in accordance with the terms of Section 5.02(f), provided that (a) Debt is existing at the time such Person becomes a Subsidiary of the Borrower (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of the Borrower), (b) immediately after giving effect to the investment in such Subsidiary, no Default or Event of Default shall have occurred and be continuing, and (C) such Debt is non-recourse to the Borrower or any other Subsidiary (other than with respect to such Person and its Subsidiaries to the extent such Debt was with recourse to such Person and/or to its Subsidiaries at the time of such investment);

(ix) Debt arising from the honoring by a bank or financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Debt is covered within five Business Days;

(x) Debt in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptance and performance and surety bonds provided by the Borrower or any of its Subsidiaries in the ordinary course of business;

(xi) Debt that may be deemed to arise as a result of agreements of the Borrower or any of its Subsidiaries providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the sale or disposition of any business, assets or Equity Interests in any Subsidiary of the Borrower consummated in accordance with the terms of Section 5.02(e) in an amount not to exceed with respect to any such sale or disposition the amount of gross proceeds received by the Borrower or any of its Subsidiaries in connection with such sale or disposition;

(xii) Debt of the Borrower represented by letters of credit, surety bonds, Contingent Obligations and performance bonds supporting obligations of the Borrower or its Subsidiaries so long as, after giving effect to such letters of credit, surety bonds, Contingent Obligations and performance bonds (and the Investment represented thereby), the Borrower would be in compliance with Section 5.02(f)(v);

(xiii) reimbursement obligations owed to Affiliates for amounts paid on behalf of the Borrower or any of its Subsidiaries in accordance with applicable requirements under PUHCA with respect to the provision of goods or services to the Borrower or any such Subsidiary;

(xiv) other unsecured Debt of the Borrower not to exceed $150,000,000 at any time outstanding; provided such Debt has a scheduled maturity date that is at least six calendar months later than the Final Maturity Date and does not require any scheduled amortization or mandatory prepayments thereof prior to such date;

(xv) unsecured Debt in respect of obligations of the Borrower or any of its Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by supplies on customary trade terms (which require that all such payments be made within 60 days of the incurrence of the related Debt) in the ordinary course of business and not in connection with the borrowing of money;

(xvi) Debt in an aggregate principal amount, when combined with the aggregate principal amount of Debt incurred pursuant to Section 5.02(b)(xix), not in excess of $200,000,000 at any time outstanding and incurred in connection with the sale of accounts receivable pursuant to Section 5.02(e)(viii);

(xvii) Permitted Refinancing Debt incurred in respect of any Debt permitted under clauses (i), (iii), (vi), (vii), (viii), (xiv) and (xvi) above or this clause (xvii);

(xviii) additional unsecured Debt for Borrowed Money issued or incurred the proceeds of which are used to make Capital Expenditures required to be made in order to comply with Applicable Laws regarding the environment or the transmission of electricity or natural gas; provided that (A) the scheduled maturity date for such Debt is a date that is at least six calendar months after the Final Maturity Date and does not require any scheduled amortization or mandatory prepayments thereof prior to such date, (B) such Debt contains covenants and events of default which, taken as a whole, are determined in good faith by a Responsible Officer of the Borrower to be no less favorable to the Borrower or the applicable Subsidiary in any material respect than the covenants and Events of Default under this Agreement, (C) no Default or Event of Default shall have occurred and be continuing, and (D) prior to the incurrence or issuance of such Debt, the Borrower shall have delivered to the Administrative Agent a certificate demonstrating pro forma compliance with the covenants set forth in Section 5.04 for the period of four consecutive fiscal quarters ending on the last date of the last completed fiscal quarter immediately preceding the proposed date of incurrence of such Debt (on the assumption that such incurrence of Debt under this clause occurred on the first day of such four fiscal quarter period and using historical results of the Borrower and its Subsidiaries for such period);

(xix) unsecured Debt incurred to refinance up to $85,000,000 of those certain 6.375% Notes due June 2004 issued by WPPC; and

(xx) secured or unsecured Debt owed to PNC Bank, National Association from time to time in connection with the extension of credit to the Borrower or its Subsidiaries for the account of one or more employees or departments of the Borrower or its Subsidiaries in respect of costs and expenses incurred by such employees or departments in connection with the conduct of business on behalf of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $3,000,000 at any one time outstanding.

(c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof; or engage in, or permit any of its Subsidiaries to engage in, any business other than electric power generation, transmission and distribution and/or energy trading or any other business in which the Borrower or any of its Subsidiaries or Affiliates is engaged on the Closing Date, as described in Schedule 5.02(c).

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower;

(ii) in connection with any sale or other disposition permitted under Section 5.02(e) (other than Section 5.02(e)(iii)), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

(iii) in connection with any acquisition permitted under Section 5.02(f), any Subsidiary may merge into the Borrower; and

(iv) the Borrower may merge into or otherwise consolidate with another person if either (A) the Borrower is the surviving entity or (B)(1) the surviving entity is organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) the surviving entity assumes all of the Borrower’s Obligations under the Loan Documents pursuant to agreements reasonably satisfactory to the Administrative Agent and (3) the Public Debt Ratings of the surviving entity immediately following such merger or consolidation shall be no worse than the Public Debt Ratings of the Borrower immediately prior to such merger or consolidation;

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any Assets or grant any option or other right to purchase, lease or to otherwise acquire any Assets other than:

(i) the sale or lease of power, capacity, the right to transmit electricity or natural gas, fuel and other products and services in the ordinary course of business;

(ii) any sale, lease or other disposition of damaged, surplus, worn-out or obsolete Assets in the ordinary course of business;

(iii) the sale of emission credits in the ordinary course of business;

(iv) transactions permitted under Section 5.02(d);

(v) the sale, lease, transfer or other disposition of Assets by AESC and its Subsidiaries;

(vi) sales, transfers or other dispositions of other immaterial property (other than Equity Interests in, or Debt of any Subsidiary) in the ordinary course of business and on reasonable terms if no Default exists at the time of such sale, transfer or other disposition;

(vii) sales, transfers or other dispositions of Assets or Equity Interests among the Borrower and its Subsidiaries (other than any AESC Company); provided that such sale, transfer or other disposition is (A) made in order to protect the value of such Asset or Equity Interests; (B) no Debt for Borrowed Money is incurred in connection therewith; and (C) no Lien is created, granted, incurred or assumed in connection therewith;

(viii) the limited recourse sale of accounts receivable in connection with the securitization thereof, which sale is non-recourse to the extent customary in securitizations and consistent with past practice in an amount not to exceed the amount set forth in Section 5.02(b)(xvi);

(ix) sales, transfers or other dispositions of any of the Borrower’s Assets or the Assets of the Regulated Subsidiaries (including any Equity Interest in the Regulated Subsidiaries or any contractual rights); provided that (A) the consideration received by the Borrower or its Regulated Subsidiaries for such Asset shall have been determined on the basis of an arms-length negotiation with a non-Affiliates, (B) not less than 75% of the purchase price (excluding the amount of any Debt assumed in connection with any such sale or other disposition by a Person other than the Borrower or its Regulated Subsidiaries) for such asset shall be paid to the Borrower or its Regulated Subsidiaries solely in cash or Cash Equivalents, (C) no portion of the non-cash proceeds received by the Borrower and its Subsidiaries shall consist of Debt of, or Equity Interests in, the Borrower or any of its Regulated Subsidiaries, (D) no Default or Event of Default shall have occurred and be continuing, (E) on or prior to such sale, transfer or disposition, all Debt secured by such asset shall have been either (1) defeased or repaid in full or (2) assumed by a Person other than the Borrower or its Regulated Subsidiaries in connection with such sale, transfer or other disposition, and (F) the Borrower would be in compliance with the covenants set forth in Section 5.04 as of the most recently completed period ending prior to such transaction for which financial statements and certificates required by Section 5.03(b) or 5.03(c) were required to have been delivered or for which comparable financial statements have been filed with the SEC, in each case after giving effect to such transaction and to any other event occurring during such period as to which pro forma recalculation is reasonably appropriate (including any other transaction described in this clause occurring after such period) as if such transaction (and the repayment of any Debt in connection therewith) had occurred as of the first day of such period; and

(x) sales or transfers of Equity Interests in the Borrower to any Plan.

provided that in the case of sales, transfers or other dispositions of assets pursuant to clause (vi) or (ix) above, the Borrower shall prepay the Advances in accordance with the provisions of Section 2.06.

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i) (A) equity Investments outstanding as of the date hereof by the Borrower and its Subsidiaries in their respective Subsidiaries or Affiliates, (B) equity Investments after the date hereof in direct or indirect Subsidiaries of the Borrower and (C) Investments after the date hereof in Subsidiaries of the Borrower consisting of intercompany Debt; provided the Borrower shall not be permitted to make any additional equity Investment in any AESC Company (other than as may be required to be made by the terms of Section 4.01(a) of the AESC Intercreditor Agreement or which are made for the purpose of returning to AESC funds received by the Borrower from AESC pursuant to Section 4.01(b) of the AESC Intercreditor Agreement) or any additional Investment in any AESC Company consisting of intercompany Debt unless the Liquidity Amount shall be at least $275,000,000 and the aggregate amount of the Unused Commitments shall be equal to or greater than $100,000,000, in both cases, after giving pro forma effect to such additional Investment;

(ii) loans and advances to its employees in the ordinary course of its business as presently conducted in an aggregate principal amount, not to exceed $2,000,000 at any time outstanding;

(iii) Investments in Cash Equivalents;

(iv) Investments in Hedge Agreements permitted pursuant to Section 5.02(b)(v);

(v) Investments in Subsidiaries of the Borrower resulting from drawings under, or renewals or extensions of letters of credit, surety bonds, Contingent Obligations or performance bonds supporting obligations of Subsidiaries incurred in the ordinary course of business but in any event not for speculative obligations of such Subsidiary;

(vi) Investments in any non-cash proceeds received by the Borrower or any of its Subsidiaries in connection with any sale, transfer or other disposition of any asset to the extent permitted under Section 5.02(e);

(vii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(viii) Investments not otherwise permitted under this Section 5.02(f) existing on the Closing Date and set forth on Schedule 4.01(s); and

(ix) Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 5.02(f)(ix) in an aggregate amount not to exceed $35,000,000; provided that with respect to each Investment made pursuant to this Section 5.02(f): (A) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial conditions, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer); (B) such Investment shall be in property and assets which are part of, or in lines of business which are in the electric power generation, transmission, distribution and/or energy trading businesses; (C) any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment; and (D) (1) immediately before and giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 5.03(b) or 5.03(c) as though such Investment had been consummated as of the first day of the fiscal period covered thereby.

(g) Restricted Payments. (i) Declare or pay any Restricted Payments except cash distributions to holders of Preferred Interests issued by the Borrower or interest payments, in cash, to holders of securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) the Borrower, (ii) permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in it or (iii) permit any of its Subsidiaries to issue or sell any Equity Interests, other than, with respect to clauses (i), (ii) and (iii), in the case of (A) the Regulated Subsidiaries and AESC, to the Borrower, and (B) any AESC Company, in accordance with the AESC Loan Documents; provided that notwithstanding the provisions of clauses (i), (ii) and (iii), (1) the Borrower or any Subsidiary may sell, transfer or contribute Equity Interests in the Borrower to any Plan and (2) MPC may sell or transfer Equity Interests in Mountaineer Gas to the extent such sale or transfer does not contravene any of the other provisions of this Agreement and the other Loan Documents.

(h) Payment Restrictions Affecting the Borrower and its Subsidiaries. Enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts the ability of the Borrower or any of its Subsidiaries to (i) create, incur or permit to exist any Lien upon any of its property or assets, (ii) declare or pay any dividend or other distribution in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise invest in, the Borrower or any of its Subsidiaries, or (iii) transfer its property or assets to any of its Subsidiaries; provided that the foregoing shall not apply to restrictions and conditions imposed by (A) Applicable Law, (B) any Transaction Document, (C) the terms of any Existing Debt as in effect on the date hereof (or any Permitted Refinancing Debt incurred in connection therewith; provided that the terms thereof are no more restrictive, taken as a whole, than the restrictions or limitations provided for in the Transaction Documents), (D) any agreement in effect with respect to any Subsidiary at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (E) any negative pledge incurred or provided in favor of any holder of Debt permitted under 5.02(b)(vi) solely to the extent any such negative pledge relates to the property financed by or subject of such Debt (or any Permitted Refinancing Debt incurred in connection therewith; provided that the terms thereof are no more restrictive, taken as a whole, than the restrictions or limitations provided for in the Transaction Documents), (F) any agreement for the sale or disposition of assets or property permitted under Section 5.02(e), provided that such restrictions and conditions apply only to the asset or property that is to be sold or the proceeds thereof, (G) any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which the Borrower or any of its Subsidiaries is a party, entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of the Borrower or such Subsidiary or the assets or property of any other Subsidiary, (H) customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, which restrictions when taken as a whole are no more restrictive than any similar restrictions in effect on the Closing Date, (I) any negative pledge provided for in joint venture agreements, stockholder or partnership agreements, or organizational documents relating to joint ventures or partnerships and (J) any such restrictions or limitations contained in any other agreement in effect on the Closing Date and any amendments, modifications, restatements, renewals or replacements thereof that are not more restrictive, taken as a whole, than the restrictions or limitations in existence on the Closing Date.

(i) Lease Obligations. Create, incur, assume or suffer to exist (a) with respect to the Borrower, or permit any of its Regulated Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease (excluding Capitalized Leases) having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower, on a Consolidated basis, in respect of all such obligations to exceed $30,000,000, in the aggregate, in payment obligations (without double counting) that are in the nature of a rental payment obligation or are otherwise not avoidable at the option of the lessee without incurring other costs or risks (including for this purpose purchase rights for which the failure to exercise results in other payment obligations and guarantees of value) in any period of 12 consecutive months, or (b) permit AESC or any of AESC’s Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback unless the sale of such property would be permitted under Section 5.02(e) and any Capitalized Lease created as part of such transaction would be permitted under Section 5.02(b) or any Lien arising as part of such transaction would be permitted by Section 5.02(a).

(j) Amendments of Constituent Documents. Except as previously disclosed in writing to the Administrative Agent prior to the Closing Date, amend, or permit any of its Subsidiaries to amend, its Constituent Documents other than such amendments as could not reasonably be expected to have a Material Adverse Effect.

(k) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by GAAP or if its board of directors otherwise decides, or (ii) Fiscal Year.

(l) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy or make any unscheduled payment, in each case, prior to the scheduled maturity thereof in any manner, whether directly or indirectly, or make any payment in violation of any subordination terms of, any Debt, or permit any of its Regulated Subsidiaries to do any of the foregoing (other than prepay any Debt payable to the Borrower), or amend, modify or change in any manner any material term or condition of any Debt, other than (i) prepayment of Debt outstanding under this Agreement, (ii) in the case of the Regulated Subsidiaries, prepayments of any Debt owed by such Regulated Subsidiary to another Regulated Subsidiary or the Borrower, (iii) to the extent required to effectuate or resulting from any sale of Assets which is permitted under Section 5.02(e), (iv) in the case of MPC, prepayments of Debt outstanding under the MPC Credit Agreement, (v) in the case of WPPC, prepayments of Debt incurred pursuant to Section 5.02(b)(xix), and (vi) in the case of the Borrower and its Regulated Subsidiaries, any other prepayments or redemption of Debt (A) which is refinanced and prepaid concurrently with the proceeds of Permitted Refinancing Debt permitted to be incurred under Section 5.02(b)(xvii), or (B) with a maturity date prior to the Final Maturity Date; provided that after giving pro forma effect to such prepayment or redemption the Liquidity Amount is equal to or greater than $275,000,000 and the aggregate amount of the Unused Commitments is equal to or greater than $100,000,000; and provided further that notwithstanding the foregoing, the Borrower shall in no event make any prepayment or redemption of the Convertible Bonds.

(m) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or enter into any profit-sharing or royalty agreement or other similar arrangement or commit to a trust whereby the Borrower’s income or profits are, or might be, shared with any other Person, or enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, other than the Tax Allocation Agreement, the PJM Interconnection Agreements or the OVEC Agreement, or permit any of its Regulated Subsidiaries to do so, except (i) in order to enhance the tax efficiency of the Borrower and its Regulated Subsidiaries, taken as a whole as (ii) as permitted under Section 5.20(f); provided that (i) no Debt for Borrowed Money is incurred in connection therewith, (ii) no Lien is created, granted, incurred or assumed in connection therewith and (iii) such other Person is a Subsidiary of the Borrower

(n) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions (including take-or-pay contracts, long term fixed price off-take contracts and contracts for the sale of power for which physical delivery is not available) unless the same (i) is consistent with the policy on Corporate Energy Risk Policy (as amended from time to time) approved by the Borrower’s board of directors or (ii) has been approved in writing by the Required Lenders.

(o) Formation of Subsidiaries. Organize or invest, or permit any Subsidiary to organize or invest, in any new Subsidiary, to the extent prohibited by Section 5.02(f).

(p) Compliance with ERISA. (i) Terminate, or permit any of its ERISA Affiliates to terminate, any Plan so as to result in any liability of the Borrower or any ERISA Affiliate, which could reasonably be expected to have a Material Adverse Effect, or (ii) permit to exist any Termination Event with respect to a Plan which could reasonably be expected to have a Material Adverse Effect to the extent such Termination Event is within the control of the Borrower.

SECTION 5.03. Reporting Covenants of the Borrower. The Borrower covenants and agrees that on and after the date hereof and until the Notes, together with all accrued interest thereon, fees and all other Senior Debt Obligations are paid in full and all Commitments and each Letter of Credit shall have terminated, the Borrower will furnish to the Administrative Agent and each Lender Party (it being understood that delivery to the Administrative Agent for posting by the Administrative Agent of each of the following items on a electronic website shall constitute delivery to each Lender Party by the Borrower and the Administrative Agent hereby agrees to post on an electronic website or otherwise distribute to the Lender Parties any such item delivered by the Borrower to the Administrative Agent):

(a) Default Notices. As soon as possible and in any event within five Business Days after any Responsible Officer of the Borrower becomes aware of the occurrence of (i) any Default or (ii) any event, development or occurrence reasonably likely to have a Material Adverse Effect, in the case of clause (i) or (ii), continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default or event, development or occurrence (as applicable) and, in each case, the actions, if any, which the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 15 days after they are required to be filed with the SEC, a copy of the annual audit report for such year for the Borrower and its Subsidiaries including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion that is unqualified or is otherwise reasonably acceptable to the Required Lenders of PricewaterhouseCoopers (or such other independent public accountants of recognized standing acceptable to the Required Lenders), as filed with the SEC, together with, for each Fiscal Year other than the Fiscal Year ending in 2003, (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Administrative Agent of the computations prepared by the Borrower and used by such accounting firm in determining, as to the fourth quarter of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP as in effect as of the Closing Date and (iii) a certificate of the Chief Financial Officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter, as filed with the SEC, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP as in effect as of the Closing Date.

(d) Budget. As soon as available, but in no event later than 30 days after the commencement of each Fiscal Year of the Borrower, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for such Fiscal Year and on an annual basis for such Fiscal Year setting forth the assumptions used for purposes of preparing the budget and promptly when available, any significant revisions to such budget.

(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority, domestic or foreign, affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(e), and promptly after the occurrence thereof, notice of any change in respect of the Disclosed Litigation described on Schedule 4.01(e) which could reasonably be expected to have a Material Adverse Effect.

(f) ERISA. (i) ERISA Events and ERISA Reports. Promptly and in any event within 20 days after (A) the Borrower or any of its Subsidiaries or any ERISA Affiliate knows that any ERISA Event has occurred, a statement of the Borrower describing such ERISA Event and (B) the date of any material correspondence between the Borrower, any of its Subsidiaries or any ERISA Affiliate and the PBGC, a copy of such material correspondence.

(ii) Plan Terminations. Promptly and in any event within three Business Days after receipt thereof by the Borrower or any of its Subsidiaries or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Promptly upon the written request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service from time to time with respect to each Plan.

(iv) Multiemployer Plan Notices. Promptly and in any event within 30 days after receipt thereof by the Borrower or any of its Subsidiaries or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Borrower, any of its Subsidiaries or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(g) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(h) Other Information. (i) To the extent not required to be provided pursuant to the terms of Section 5.03(h)(ii), promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(ii) Promptly upon the filing thereof, copies of all registration statements, reports or other materials (other than any Form U-1) filed by the Borrower with the SEC;

(iii) Promptly after receipt thereof by the Borrower or any of its Subsidiaries, a copy of any “management letter” received by such Person from its certified public accountants and the management’s response thereto;

(iv) Promptly upon receipt thereof, copies of all notices, requests and other documents received by the Borrower or any of its Subsidiaries under or pursuant to any Loan Document or indenture, loan or credit or agreement in respect of any Qualifying Obligation regarding or related to any breach or default by any party thereto that could reasonably be expected to have a Material Adverse Effect or any other event that could reasonably be expected to have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any such Loan Document or indenture, loan or credit or agreement;

(v) No later than one day prior to the anticipated receipt by the Borrower or any Regulated Subsidiary of Net Cash Proceeds from any sale or other disposition of any assets or property of the Borrower or such Subsidiary the proceeds of which are required to be applied to prepay L/C Borrowings, the Advances or Cash Collateralize the L/C Obligations in accordance with Section 2.06, a certificate of a Responsible Officer of the Borrower setting forth (A) a description of the transaction giving rise to such Net Cash Proceeds, (B) the date or dates upon which such Net Cash Proceeds are anticipated to be received by the Borrower or such Subsidiary, (C) the amount of Net Cash Proceeds anticipated to be received on such date or each of such dates (together with a schedule detailing the calculations necessary to determine the amount of such Net Cash Proceeds), and (D) the amount of such Net Cash Proceeds that it is anticipated will be applied to pay any L/C Borrowings, prepay the Advances or Cash Collateralize the L/C Obligations;

(vi) Such other information respecting the business or properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender Party acting through the Administrative Agent may from time to time reasonably request.

SECTION 5.04. Financial Covenants. So long as any Advance or any other Senior Debt Obligation of the Borrower shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will not:

(a) Interest Coverage Ratio. Permit the Interest Coverage Ratio at the end of a fiscal quarter to be less than (i) 1.05:1.00 for each fiscal quarter commencing with the fiscal quarter ending on December 31, 2004 though the fiscal quarter ending on June 30, 2005 and (ii) 1.10:1.00 for each fiscal quarter commencing on September 30, 2005 through the fiscal quarter ending on March 31, 2007.

(b) Leverage Ratio. Permit the Leverage Ratio to be greater than 10.0 at the end of each fiscal quarter commencing with the fiscal quarter ending on December 31, 2004 through the fiscal quarter ending on March 31, 2007.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events, conditions or occurrences (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance or any L/C Obligation when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance or any L/C Obligation, or the Borrower shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or

(b) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower (or any of its officers) herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(c) the Borrower or any of its Subsidiaries shall fail to perform or observe any term, covenant or agreement contained in Section 2.15, 5.01(f), 5.02 (other than Section 5.02(n)), 5.03(a), 5.03(e), 5.03(f)(i)(A), 5.03(f)(ii), 5.03(f)(iv) or 5.04; or

(d) the Borrower or any of its Subsidiaries shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(j), 5.01(k), 5.02(n) or 5.03 (other than Section 5.03(a), 5.03(e), 5.03(f)(i)(A), 5.03(f)(ii) or 5.03(f)(iv)) and such failure shall remain unremedied for 30 days after the date on which a Responsible Officer of the Borrower becomes aware of such failure; provided that with respect to Section 5.03(h)(v) no Event of Default shall have occurred as a result of the failure to deliver the notice contemplated thereby if the Borrower has made the prepayment associated therewith pursuant to Section 2.06(b); or

(e) the Borrower or any of its Subsidiaries shall fail to perform or observe any other covenant or agreement (not specified in Section 6.01(a), 6.01(c) or 6.01(d) above) contained in any Loan Document on its part to be performed or observed and such failure shall remain unremedied for 60 days after the date on which a Responsible Officer of the Borrower becomes aware of such failure; or

(f) (i) the Borrower or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt under the Loan Documents or Debt which is subject to Contest) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) or with respect to any Hedge Agreement with an Agreement Value of more than $25,000,000 either individually or in the aggregate or (B) fails to observe or perform any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, (1) such Debt to be demanded, become due, repurchased, prepaid, defeased or redeemed (automatically or otherwise), (2) an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or (3) cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Hedge Agreement) and, in either event, the termination value owed by the Borrower or such Subsidiary as a result thereof is greater than the $25,000,000 either individually or in the aggregate; or

(g) any Insolvency Proceeding shall occur with respect to the Borrower or any of its Subsidiaries; or

(h) there is entered against the Borrower or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding $100,000,000 in respect of (A) the Merrill Lynch Litigation (to the extent not covered by independent third-party insurance by an insurer that is rated at least “A” by A.M. Best Company and such coverage is not the subject of a bona fide dispute) or (B) the EPMI Litigation (to the extent not covered by independent third-party insurance by an insurer that is rated at least “A” by A.M. Best Company and such coverage is not the subject of a bona fide dispute), (ii) any other final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 either individually or in the aggregate (to the extent not covered by independent third-party insurance by an insurer that is rated at least “A” by A.M. Best Company and such coverage is not the subject of a bona fide dispute), or (iii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in the case of (i), (ii) or (iii), (y) enforcement proceedings are commenced by any creditor upon such judgment or order and such proceedings are not stayed within 10 days, or (z) there is a period of (1) with respect to either of the Merrill Lynch Litigation or the EPMI Litigation, 60 consecutive days and (2) with respect to any other judgment or order, 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) any provision of any Loan Document shall be canceled, terminated, declared to be null and void or shall otherwise cease to be valid and binding on the Borrower, in each case, as determined in a final, non-appealable judgment of a court of competent jurisdiction, or the Borrower shall deny in writing any further liability or obligation thereunder; provided, however, that the foregoing provisions of this clause (i) shall not apply to any Loan Document that is canceled, terminated, declared to be null and void or which ceases to be valid or binding on the Borrower in accordance with its terms or by agreement of the requisite parties thereto; or

(j) a Change of Control shall occur; or

(k) any ERISA Event shall have occurred with respect to a Plan and the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is reasonably expected to incur liability as a result of or in connection with such ERISA Event in an amount exceeding, in the aggregate with any amounts applicable under clauses (l) and (m) of this Section 6.01, $25,000,000; or

(l) the Borrower, any of its Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower, any of its Subsidiaries and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds, in the aggregate with any amounts applicable under clauses (k) and (m) of this Section 6.01, $25,000,000 or requires payments exceeding $25,000,000 per annum; or

(m) the Borrower or any of its Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower, its Subsidiaries and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding, in the aggregate with any amounts applicable under clauses (k) and (l) of this Section 6.01, $25,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or any part of the Commitments of each Lender Party and the obligation of each Lender Party to make Advances and of the Issuing Banks to make L/C Credit Extensions to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) (I) by notice to the Borrower, declare all or any part of the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that upon the occurrence of any Event of Default described in Section 6.01(g), (1) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances and of the

Issuing Banks to make L/C Credit Extensions shall automatically be terminated and (2) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender.

SECTION 6.02. Actions in Respect of Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, Cash Collateralize, for deposit in the Cash Collateral Account, an amount equal to the Outstanding Amount of all L/C Obligations. If at any time the Administrative Agent determines that any Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the Cash Collateral is less than the Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, additional Cash Collateral to be deposited and held in the Cash Collateral Account, in an amount equal to the excess of (a) such aggregate Outstanding Amount of all L/C Obligations over (b) the total amount of Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action. Each Lender Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or Applicable Law. The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower or any other Person pursuant to the terms of this Agreement or any other Loan Documents.

SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected in good faith by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. CNAI, CGMI, Citibank, CSFB, JPMC, BNS, Scotia and BofA and Affiliates. With respect to its Commitment, the Advances made by it, the L/C Credit Extensions and the Notes issued to it, CNAI, CGMI, Citibank, CSFB, JPMC, BNS, Scotia and BofA shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent or an Arranger Party, respectively; and the terms “Lender”, “Lenders”, “Revolving Lender”, “Revolving Lenders”, “Term Lender” or “Term Lenders” shall, unless otherwise expressly indicated, include each of CNAI, CGMI, Citibank, CSFB, JPMC, BNS, Scotia and BofA in its individual capacity, as applicable. CNAI, CGMI, Citibank, CSFB, JPMC, BNS, Scotia and BofA and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person that may do business with or own securities of the Borrower or any such Subsidiary, all as if CNAI, CGMI, Citibank, CSFB, JPMC, BNS, Scotia and BofA were not the Administrative Agent or an Arranger Party, respectively, and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger Party or any other Lender Party, and based on the financial statements referred to in Sections 3.01(a)(vi), 4.01(f), 5.03(b) and 5.03(c) hereto and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents to which it is a party. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents to which it is a party.

SECTION 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify the Administrative Agent and the Arranger Parties (in each case to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share

(determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or any Arranger Party, as the case may be, in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent or any Arranger Party under the Loan Documents (collectively, the “Indemnified Costs”); provided that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting directly and primarily from the Administrative Agent’s or such Arranger Party’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent and each Arranger Party promptly upon demand for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Administrative Agent or such Arranger Party is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents (including the issuance or transfer of, or payment or failure to pay under, any Letter of Credit); provided that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting directly and primarily from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) For purposes of this Section 7.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties and (ii) their respective Pro Rata Shares of the L/C Obligations outstanding at such time; provided that the aggregate principal amount of L/C Credit Extensions owing to such Issuing Bank shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender Party to reimburse the Administrative Agent, any Arranger Party or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent, any Arranger Party or any Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent, any Arranger Party or any Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent, any Arranger Party or any Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

SECTION 7.07. Liability. (a) Neither the Administrative Agent nor any Arranger Party shall be liable for any error of judgment or for any act done or omitted to be done by it in good faith or for any mistake of fact or law, or for anything it may do or refrain from doing, except to the extent that any such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from its gross negligence or willful misconduct.

(b) The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank, any of its Affiliates, nor any of its respective officers, directors, agents, employees, attorneys and advisors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the

Borrower proves were primarily caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of any Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 7.08. Treatment of Lenders. Each of the Administrative Agent and the Arranger Party may treat the Lender Parties as the holders of Commitments or L/C Credit Extensions and as the absolute owners thereof for all purposes under this Agreement and the other Loan Documents unless the Administrative Agent and the Arranger Party shall receive notice to the contrary from such Lender Party.

SECTION 7.09. Miscellaneous. (a) Instructions. The Administrative Agent shall have the right at any time to seek instructions concerning the administration of its duties and obligations hereunder or any other Loan Documents from the Lenders or any court of competent jurisdiction. In the event there is any disagreement between the parties to this Agreement and the terms of this Agreement do not unambiguously mandate the action the Administrative Agent is to take or not to take in connection therewith under the circumstances then existing, or the Administrative Agent is in doubt as to what action it is required to take or not to take, the Administrative Agent shall be entitled to refrain from taking any action until directed otherwise in writing by a request signed jointly by the Required Lenders or by order of a court of competent jurisdiction.

(b) No Obligation. None of the provisions of this Agreement or the other Loan Documents shall be construed to require the Administrative Agent to expend or risk its own funds or otherwise to incur any personal financial liability in the performance of any of its duties hereunder or thereunder. The Administrative Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or the other Loan Documents, at the request or direction of the Borrower, or any Lender Party, (i) if any action it has been requested or directed to take would be contrary to Applicable Law, or (ii) unless the Administrative Agent shall have been offered security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction (including interest thereon from the time incurred until reimbursed).

SECTION 7.10. Arranger Parties. Except as set forth in Section 8.12, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger”, “lead arranger”, “joint book runner”, “book runner”, “syndication agent”, “documentation agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc.. No amendment or waiver of any provision of this Agreement and the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and, in the case of an amendment only, the Borrower, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment waiver or consent shall, unless in writing and signed by: (a) all of the Lenders at any time amend (i) this Section 8.01, (ii) the term “Required Lenders” or (iii) any other provision or definition of this Agreement relating to the percentage of consent required for any amendment, waiver or consent under this Agreement (other than pursuant to clause (b)), (b) all of the Revolving Lenders amend the term “Required Revolving Lenders”; and (c) all of the Lenders affected thereby, at any time (i) reduce the principal of, or rates of interest on, the Notes or any fees or other amounts payable hereunder or extend or postpone any scheduled dates for payment thereof (including pursuant to Section 2.05, 2.06 or 2.07), (ii) extend the Final Maturity Date, (iii) increase any Commitment or subject any Lender Party to any additional obligation, (iv) increase the amount of any Letter of Credit that, in each case, shall be required for the Required Lenders or any of them to take any action hereunder, (v) alter any provision of this Agreement requiring the pro rata sharing of payments among the Lender Parties, (vi) modify any provision or definition of this Agreement or of Exhibit C relating to the percentage of consents required in connection with any assignment or participation of any right or obligation under this Agreement, (vii) limit the liability of the Borrower hereunder or under any of the Notes and (viii) amend the definition of “Interest Period” so as to allow the durations of Interest Periods to be in excess of six months without regard to the availability to all Lenders of such duration; provided further that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuing Banks, as the case may be, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or any Issuing Bank under this Agreement, and (B) Section 8.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by any SPV at the time of such amendment, waiver or other modification.

SECTION 8.02. Notices, Etc. (a) Notices and other communications provided for hereunder shall be either (i) in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied or otherwise delivered or (ii) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), if to the Borrower, at its address at Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, PA 15601, Fax: (724) 830-5151, Attention: General Counsel and Chief Financial Officer; if to any Initial Lender, the Initial Issuing Bank, any Lender or any Issuing Bank, at its Domestic Lending Office; and if to the Administrative Agent, at its address at Two Penns Way, New Castle, DE 19720; Attention: Bank Loan Syndications Department; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent, provided that materials required to be delivered pursuant to Sections 5.03(b) and 5.03(c) shall be delivered to the Administrative Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Administrative Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, Article III or Article VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) So long as CNAI is the Administrative Agent, the Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under the Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under the Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(c) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lender Parties by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR

DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.03. No Waiver, Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay within 30 days (or earlier if, and to the extent, required under Article III) after the presentation of an invoice all reasonable third-party costs and expenses of (i) the Administrative Agent in connection with the administration of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (but without duplication of such obligation under any other Loan Document) and (ii) the Administrative Agent and the Arranger Parties in connection with the preparation, negotiation, execution and delivery of this Agreement, the Notes, the other Loan Documents and the other documents to be delivered hereunder or thereunder, including (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, audit expenses and, where appropriate, registration of all Loan Documents and (B) the reasonable fees and expenses of counsel for the Administrative Agent. The Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent, each Arranger Party and each Lender Party, if any (including reasonable counsel fees and expenses), in connection with (1) the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, the other Loan Documents and the other documents to be delivered hereunder or thereunder, including reasonable fees and expenses of counsel for the Administrative Agent, each Arranger Party and each Lender Party; (2) the exercise or enforcement of any of the rights of the Administrative Agent, any Arranger Party or any Lender Party under any Loan Document; (3) the failure by the Borrower to perform or observe any of the provisions hereof; and (4) any amendments, modifications, waivers or consents required or requested under the Loan Documents.

(b) The Borrower agrees to indemnify and hold harmless the Administrative Agent, each Arranger Party and each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents, trustees, attorneys and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) or relating to (i) execution, amendment or administration of this Agreement, the other Loan Documents, any Letter of Credit, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances or any L/C Borrowings, (ii) the issuance or transfer of, or payment or failure to pay under, any Letter of Credit or (iii) the actual or alleged presence of Hazardous Materials requiring remediation or other response pursuant to Environmental Law on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim against the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents, attorneys and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances or any Letter of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) The indemnities provided by the Borrower pursuant to this Agreement shall survive the expiration, cancellation, termination or modification of this Agreement or the other Loan Documents, the resignation or removal of the Administrative Agent, and the provision of any subsequent or additional indemnity by any Person.

(d) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06(a), 2.10(b) or 2.11(c), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advances.

(e) If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by the Administrative Agent or any Lender Party, in its sole discretion.

SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.02, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law (including PUHCA), to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. The Administrative Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that the Administrative Agent, such Lender Party and their respective Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective at such time as it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 8.07. Assignments and Participations. (a) Each Lender Party may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including (y) all or a portion of its Revolving Commitment, the Revolving Advances owing to it, L/C Credit Extensions and the Revolving Note or Revolving Notes held by it, and/or (z) all or a portion of its Term Commitment, the Term Advances owing to it, and the Term Note or Term Notes held by it), including any pledge or assignment to secure obligations to a Federal

Reserve Bank; provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender Party, an Affiliate of any Lender Party or an Approved Fund or an assignment of all of a Lender Party’s rights and obligations under this Agreement, the aggregate amount of (A) any Term Commitment or Term Advance being assigned to such Person pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (or such lesser amount as shall be approved by the Administrative Agent) and shall be in increments of $1,000,000 in excess thereof, or (B) any Revolving Commitment or Revolving Commitment being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (or such lesser amount as shall be approved by the Administrative Agent) and shall be in increments of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee; provided that the Issuing Bank shall have sole discretion to consent to such Person being an Eligible Assignee, (iii) (A) with respect to any Term Commitment or any Term Advance, no such assignments shall be permitted without the consent of the Administrative Agent (such consent not to be unreasonably withheld) and, so long as no Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld), except assignments to any other Lender Party, an Affiliate of any Lender, an Approved Fund or to any Federal Reserve Bank, and (B) with respect to any Revolving Commitment, Revolving Advance, L/C Credit Extension or L/C Borrowing, no such assignments shall be permitted without the consent of any Issuing Bank acting in its sole discretion, the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, so long as no Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld), except, with respect to the Borrower’s consent only, assignments to any other Lender Party, an Affiliate of any Lender, any Approved Fund or to any Federal Reserve Bank, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more Approved Funds and (v) with respect to Revolving Commitment or Revolving Advance, each such assignment thereof shall be made on a pro rata basis with respect to each of (A) such Revolving Lender’s Revolving Advances and L/C Credit Extensions and (B) such Revolving Lender’s Revolving Commitment.

(b) Any Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of any Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.13 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(d) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement and each other Loan Document, together with copies of the financial statements referred to in Sections 3.01(a)(vi), 4.01(f), 5.03(b) and 5.03(c) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Loan Document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(e) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitments of, and principal amount of the Advances and L/C Borrowings owing to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Revolving Commitment or Term Commitment, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Revolving Commitment or Term Commitment, as the case may be, hereunder, a new Note to the order of such assigning Lender in an amount equal to the Revolving Commitment or Term Commitment, as the case may be, retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A.

(g) Each Lender Party may sell participations to one or more Persons (other than the Borrower or any Affiliate of the Borrower) in or to all or a portion of its rights and obligations under this Agreement (including (i) all or a portion of its Revolving Commitment, the Revolving Advances owing to it, L/C Credit Extensions and the Revolving Note or Revolving Notes (if any) held by it, and/or (ii) all or a portion of its Term Commitment, the Term Advances owing to it, and the Term Note or Term Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including its Revolving Commitment and L/C Credit Extensions or Term Commitment, as the case may be) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(h) Notwithstanding anything in this Agreement to the contrary (including any other provision regarding assignments, participations, transfers or novations), any Lender (a “Granting Lender”) may, without the consent of any other party hereto, grant to a special purpose vehicle (whether a corporation, partnership, limited liability company, trust or otherwise, an “SPV”) sponsored or managed by the Granting Lender or any Affiliate thereof, a participation in all or any part of any Advance (including the Commitment therefor) that such Granting Lender has made or will make pursuant to this Agreement; provided that (i) such Granting Lender’s obligations under this Agreement (including its Commitment) shall remain unchanged; (ii) such Granting Lender shall remain the holder of its Note for all purposes under this Agreement; and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting

Lender’s rights and obligations under the Loan Documents. Each party hereto hereby agrees that (A) no SPV will be entitled to any rights or benefits that a Lender would not otherwise be entitled to under this Agreement or any other Loan Document; and (B) an SPV may assign its interest in any Advance under this Agreement to any Person that would constitute a Lender subject to the satisfaction of all requirements for an assignment by any Lender set forth in this Section 8.07. Notwithstanding anything in this Agreement to the contrary, the Granting Lender and any SPV may, without the consent of any other party to this Agreement, and without limiting any other rights of disclosure of the Granting Lender under this Agreement, disclose on a confidential basis any non-public information relating to its funding of its Advances to (1) (in the case of the Granting Lender) any actual or prospective SPV, (2) (in the case of an SPV) its lenders, sureties, reinsurers, guarantors or credit liquidity enhancers, (3) their respective directors, officers, and advisors, and (4) any rating agency.

(i) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(j) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it and the Note or Notes held by it) to secure the obligations of such Lender Party, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender Party as a party hereto.

SECTION 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 8.09. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.11. Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, any Letter of Credit or the actions of the Administrative Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

SECTION 8.12. Confidentiality. (a) Neither the Administrative Agent, any Arranger Party nor any Lender Party may, without the prior written consent of the Borrower, disclose to any Person (i) any confidential, proprietary or non-public information of the Borrower furnished to the Administrative Agent, the Arranger Parties or the Lender Parties by the Borrower (such information being referred to collectively herein as the “Confidential Information”) or (ii) the fact that the Confidential Information has been made available or any of the terms, conditions or other facts with respect to the Confidential Information, in each case except as permitted by Section 8.07 or this Section 8.12 and except that the Administrative Agent, each of the Arranger Parties and each of the Lender Parties may disclose Confidential Information (i) to its and its Affiliates’ employees, officers, directors, agents and advisors (collectively, “Representatives”) who need to know the Confidential Information for the purpose of administering or enforcing its rights under this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby or for the discharge of their duties (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority having jurisdiction over it or to the extent necessary for purposes of enforcing this Agreement or any other Loan Document, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.12, to any assignee or pledgee of or participant in, or any prospective assignee or pledgee of or participant in, any of its rights or obligations under this Agreement, so long as the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and such Persons have agreed in writing (or with respect to any rating agency, in writing or otherwise) to keep such Confidential Information confidential on substantially the same terms as provided herein, (vii) to the extent such Confidential Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.12 by the Administrative Agent, such Arranger Party or such Lender Party, or (B) is or becomes available to the Administrative Agent, such Arranger Party or such Lender Party on a nonconfidential basis from a source other than the Borrower and (viii) with the consent of the Borrower.

(b) Neither the Administrative Agent, any Arranger Party nor any Lender Party shall, without the prior written consent of the Borrower, use, either directly or indirectly, any of the Confidential Information except in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

(c) Notwithstanding the foregoing, any of the parties hereto may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement and the other Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such U.S. tax treatment and U.S. tax structure.

(d) In the event that the Administrative Agent, any Arranger Party or any Lender Party becomes legally compelled to disclose any of the Confidential Information otherwise than as contemplated by Section 8.12(a), the Administrative Agent, such Arranger Party or such Lender Party shall provide the Borrower with notice of such event promptly upon its obtaining knowledge thereof (provided that it is not otherwise prohibited by Applicable Law from giving such notice) so that the Borrower may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Administrative Agent, such Arranger Party or such Lender Party shall furnish only that portion of the Confidential Information that it is legally required to furnish and shall cooperate with the Borrower’s counsel to enable the Borrower to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(e) In the event of any breach of this Section 8.12, the Borrower shall be entitled to equitable relief (including injunction and specific performance) in addition to all other remedies available to it at law or in equity.

(f) Neither the Administrative Agent, any Arranger Party nor any Lender Party shall make any public announcement, advertisement, statement or communication regarding the Borrower, its Affiliates (insofar as such announcement, advertisement, statement or communication relates to the Borrower or the transactions contemplated hereby) or this Agreement or the transactions contemplated hereby without the prior consent of the Borrower (such consent not to be unreasonably withheld or delayed).

(g) The obligations of the Administrative Agent, each Arranger Party and each Lender under this Section 8.12 shall survive for a period of one year following the termination or expiration of this Agreement.

SECTION 8.13. Benefits of Agreement. Nothing in this Agreement or any other Loan Document, express or implied, shall give to any Person, other than the parties hereto, each Indemnified Party and each of their successors and permitted assigns under this Agreement or any other Loan Document, any benefit or any legal or equitable right or remedy under this Agreement; provided that each Indemnified Party and its successors and assigns shall not have any benefit or any legal or equitable right or remedy under this Agreement other than as provided by Section 8.04(b).

SECTION 8.14. Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, then to the extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.15. Limitations. (a) The obligations, liabilities or responsibilities of any party hereunder shall be limited to those obligations, liabilities or responsibilities expressly set forth and attributed to such party pursuant to this Agreement or otherwise applicable under Applicable Law.

(b) In no event shall any Indemnified Party be liable for, and the Borrower hereby agrees not to assert any claim against any Indemnified Party, on any theory of liability, for consequential, incidental, indirect, punitive or special damages arising out of or otherwise relating to the Notes, this Agreement, the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances or L/C Credit Extensions.

SECTION 8.16. Survival. (a) Without prejudice to any agreement of the Borrower hereunder or under any other Loan Document, the indemnification and expense reimbursement obligations of the Borrower contained in the Existing Credit Agreement to which it is a party shall survive the Closing Date and the payment in full of principal, interest and all other amounts payable thereunder.

(b) Notwithstanding anything in this Agreement to the contrary, Sections 2.08(c), 7.05, 7.10, 8.04, 8.10, 8.11, 8.12 and 8.16 shall survive any termination of this Agreement. In addition, each representation and warranty made or deemed to be made hereunder shall survive the making of such representation and warranty, and no Lender Party shall be deemed to have waived, by reason of making any Advance or making any payment pursuant thereto, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender Party may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance or L/C Credit Extension was made.

SECTION 8.17. USA Patriot Act Notice. Each Lender Party and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender Party or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALLEGHENY ENERGY, INC.,
as Borrower

By:	/s/ Regis F. Binder
Name:
Title:	Vice President and Treasurer

CITICORP NORTH AMERICA, INC.,
as Administrative Agent

By:	/s/ Authorized Signatory
Name:
Title:	VP

CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arranger and Joint Book Runner

By:	/s/ Authorized Signatory
Name:
Title:	Director

BANK OF AMERICA, N.A.
as Co-Documentation Agent

By:	/s/ Daryl Patterson
Name:	Daryl Patterson
Title:	Managing Director

J.P. MORGAN CHASE BANK,
as Co-Documentation Agent

By:	/s/ Authorized Signatory
Name:
Title:	VP

SCOTIA CAPITAL (USA) INC.
as Joint Lead Arranger, Joint Book Runner and Syndication Agent

By:	/s/ Timothy P. Finneran
Name:	Timothy P. Finneran
Title:	Managing Director

CREDIT SUISSE FIRST BOSTON ACTING THROUGH ITS CAYMAN ISLANDS BRANCH,
as Co-Documentation Agent

By:	/s/ James P. Moran
Name:	James P. Moran
Title:	Director

By:	/s/ Denise L. Alvarez
Name:	Denise L. Alvarez
Title:	Associate

CITICORP NORTH AMERICA, INC.,
as Initial Lender

By:	/s/ Robert J. Harrity, Jr.
Name:	Robert J. Harrity, Jr.
Title:	Managing Director

THE BANK OF NOVA SCOTIA,
as Initial Lender

By:	/s/ Timothy P. Finneran
Name:	Timothy P. Finneran
Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION,
as Initial Lender

By:	/s/ Thomas A. Majeski
Name:	Thomas A. Majeski
Title:	Vice President

JPMORGAN CHASE BANK,
as Initial Lender

By:	/s/ Authorized Signatory
Name:
Title:	VP

BANK OF AMERICA, N.A.,
as Initial Lender

By:	/s/ Daryl Patterson
Name:	Daryl Patterson
Title:	Managing Director

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH,
as Initial Lender

By:	/s/ James P. Moran
Name:	James P. Moran
Title:	Director

By:	/s/ Denise L. Alvarez
Name:	Denise L. Alvarez
Title:	Associate

SCHEDULE I

CREDIT AGREEMENT

EXISTING AYE DEBT, EXISTING LENDERS AND

EXISTING AYE DEBT DOCUMENTS

A) EXISTING AYE DEBT AND EXISTING LENDERS

Existing Lender	Principal Amount Outstanding (as of 2/25/04)
1. Bank of America, N.A.	$59,111,753.98
2. The Bank of Nova Scotia	$42,222,681.42
3. JPMorgan Chase Bank	$42,222,681.42
4. Mellon Bank, N.A.	$42,222,681.42
5. Citibank, N.A.	$38,000,413.27
6. PNC Bank, N.A.	$33,778,145.14

Total	$257,558,356.64

B) Existing AYE debt documents

1)	Existing Credit Agreement

SCHEDULE II

CREDIT AGREEMENT

COMMITMENTS AND APPLICABLE LENDING OFFICES

Lenders	Revolving Commitment	Term Commitment	L/C Credit Extension	Domestic Lending Offices	Eurodollar Lending Offices
Citicorp North America, Inc.	$46,666,666.67	$23,333,333.33		Two Penns Way, Ste. 200 New Castle, DE 19720 ATTN: Karen Riley Tel: (302) 894-6084 Fax: (212) 994-0847	Two Penns Way, Ste. 200 New Castle, DE 19720 ATTN: Karen Riley Tel: (302) 894-6084 Fax: (212) 994-0847

The Bank of Nova Scotia	$40,000,000.00	$20,000,000.00	$100,000,000	The Bank of Nova Scotia New York Agency 1 Liberty Plaza New York, NY 10006 Attn: Juliet K. M. Eck Tel: 212-225-5484 Fax: 212-225-5480	The Bank of Nova Scotia New York Agency 1 Liberty Plaza New York, NY 10006 Attn: Juliet K. M. Eck Tel: 212-225-5484 Fax: 212-225-5480

JPMorgan Chase Bank	$33,333,333.33	$16,666,666.67		JPMorgan Chase Bank 1111 Fannin Street Houston, TX 77002 Attn: Jamie Kurtz Tel: 713-750-2377 Fax: 713-427-6307	JPMorgan Chase Bank 1111 Fannin Street Houston, TX 77002 Attn: Jamie Kurtz Tel: 713-750-2377 Fax: 713-427-6307

Bank of America, N.A.	$33,333,333.33	$16,666,666.67		Bank of America, N.A. 101 N. Tryon Street NC1-001-15-04 Charlotte, NC 28255 Attn: Jackie Archuleta Tel: 214-209-2135 Fax: 214-290-8327	Bank of America, N.A. 101 N. Tryon Street NC1-001-15-04 Charlotte, NC 28255 Attn: Jackie Archuleta Tel: 214-209-2135 Fax: 214-290-8327

Credit Suisse First Boston	$33,333,333.33	$16,666,666.67		Credit Suisse First Boston One Madison Avenue New York, NY 10010 Attn. Ed Markowski Tel: 212-538-3380 Fax: 212-325-9049	Credit Suisse First Boston One Madison Avenue New York, NY 10010 Attn. Ed Markowski Tel: 212-538-3380 Fax: 212-325-9049

PNC Bank, National Association	$13,333,333.33	$6,666,666.67		PNC Bank, National Association One PNC Plaza 249 Fifth Avenue 3rd Floor Pittsburgh, PA 15222-2707 Attn: Thomas Majeski Tel: 412-762-0481 Fax: 412-762-6484	PNC Bank, National Association One PNC Plaza 249 Fifth Avenue 3rd Floor Pittsburgh, PA 15222-2707 Attn: Thomas Majeski Tel: 412-762-0481 Fax: 412-762-6484